Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

US ECOLOGY, INC.,

US ECOLOGY PARENT, INC.,

ROOSTER MERGER SUB, INC.,

ECOL MERGER SUB, INC.

and

NRC GROUP HOLDINGS CORP.

Dated as of June 23, 2019

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

EXHIBITS

Exhibit A – Form of Parent Surviving Corporation Charter
Exhibit B – Form of Holdco Charter Amendment

-iii-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of June 23, 2019, by and among US Ecology, Inc., a Delaware corporation (“Parent”), US Ecology Parent, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Holdco”), Rooster Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Holdco (“Rooster Merger Sub”), ECOL Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Holdco (“Parent Merger Sub”), and NRC Group Holdings Corp., a Delaware corporation (the “Company”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, Parent has organized Holdco, Rooster Merger Sub and Parent Merger Sub for the purpose of effecting the transactions contemplated by this Agreement;

WHEREAS, each of Parent, Holdco, Rooster Merger Sub, Parent Merger Sub and the Company desire, subject to the satisfaction or waiver of the conditions set forth in Article VI, to effect the Mergers upon the terms set forth in this Agreement, pursuant to which Parent Merger Sub shall be merged with and into Parent, with Parent as the surviving entity and continuing as the wholly-owned subsidiary of Holdco, and Rooster Merger Sub shall be merged with and into the Company, with the Company as the surviving entity and continuing as the wholly-owned subsidiary of Holdco;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has: (a) determined that it is in the best interests of the Company and the holders (the “Company Common Stockholders”) of shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), and declared it advisable, to enter into this Agreement; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Rooster Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the Company Common Stockholders; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”), Holdco (the “Holdco Board”), Parent Merger Sub (the “Parent Merger Sub Board”) and Rooster Merger Sub (the “Rooster Merger Sub Board”) have each: (a) determined that it is in the best interests of Parent, Holdco, Rooster Merger Sub or Parent Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and, with respect to the Parent Board and the Holdco Board, the Holdco Stock Issuance and the Holdco Charter Amendment; (c) in the case of the Holdco Board, resolved, subject to the terms and conditions set forth in this Agreement, to recommend approval of the Holdco Charter Amendment by Parent, in its capacity as the sole stockholder of Holdco; and (d) in the case of the Rooster Merger Sub Board and the Parent Merger Sub Board, resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by Holdco, in its capacity as the sole stockholder of each of Rooster Merger Sub and Parent Merger Sub; in each case, in accordance with the DGCL;

WHEREAS, the Parent Board has resolved to recommend that the holders of shares of Parent’s common stock, par value $0.01 per share (the “Parent Common Stock”) (a) adopt this Agreement, (b) approve the issuance of shares of Holdco Common Stock in connection with the Mergers on the terms and subject to the conditions set forth in this Agreement (the “Holdco Stock Issuance”) and (c) approve the Holdco Charter Amendment;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the parties to enter into this Agreement, (a) Parent, Holdco, Rooster Merger Sub and certain holders of shares of Company Common Stock and 7.00% Series A Convertible Cumulative Preferred Stock (the “Company Series A Preferred Stock”) of the Company have entered into a support agreement pursuant to which such stockholders have, subject to the terms and conditions set forth herein, agreed to support the Rooster Merger and the other transactions contemplated by this Agreement, (b) Parent, Holdco, the Company and such holders have entered into an investor agreement pursuant to which, among other things, such holders have waived, subject to consummation of the Mergers, certain rights to future payments by the Company and (c) as a condition to the willingness of such holders to enter into such support agreement and investor agreement, Parent, Holdco and such holders have entered into a registration rights agreement setting forth certain rights and obligations of such parties after the Closing;

WHEREAS, for U.S. federal income tax purposes it is intended that (a) each of the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), b) the Mergers together will be treated as an “exchange” described in Section 351 of the Code, and (c) this Agreement will constitute a “plan of reorganization” for the Mergers for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Mergers, the Holdco Stock Issuance, the Holdco Charter Amendment and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Article I

THE MERGER

Section 1.01. The Mergers. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time:

(a) (i) Parent Merger Sub will merge with and into Parent (the “Parent Merger” and, together with the Rooster Merger, the “Mergers”); (ii) the separate corporate existence of Parent Merger Sub will cease; and (ii) Parent will continue its corporate existence under the DGCL as the surviving corporation in the Parent Merger and a wholly-owned Subsidiary of Holdco (sometimes referred to herein as the “Parent Surviving Corporation”); and

(b) (i) Rooster Merger Sub will merge with and into the Company (the “Rooster Merger”); (ii) the separate corporate existence of Rooster Merger Sub will cease; and (iii) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Rooster Merger and a wholly-owned Subsidiary of Holdco (sometimes referred to herein as the “Rooster Surviving Corporation” and, together with Parent Surviving Corporation, the “Surviving Corporations”).

Section 1.02. Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the “Closing”) will take place at 12:01 a.m., Boise, Idaho time, on the first Business Day of the calendar month following the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Mergers set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions in accordance with this Agreement), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. Notwithstanding the foregoing, unless otherwise agreed by Parent and the Company, the Closing shall not occur prior to October 1, 2019. The Closing shall be held at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104 unless another place (or remotely by electronic exchange of documents) is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, (a) the Company, Holdco, and Rooster Merger Sub will cause a certificate of merger (the “Rooster Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in such form as required by and in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Rooster Merger and (b) Parent, Holdco, and Parent Merger Sub will cause a certificate of merger (the “Parent Certificate of Merger” and, together with the Rooster Certificate of Merger, the “Certificates of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in such form as required by and in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Parent Merger. The Mergers will become effective at such time as the Certificates of Merger have been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificates of Merger in accordance with the DGCL (the effective time of the Mergers being hereinafter referred to as the ”Effective Time”).

Section 1.04. Effects of the Merger. The Mergers shall have the effects set forth in this Agreement, the Certificates of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, (a) all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Rooster Merger Sub shall vest in the Rooster Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Rooster Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Rooster Surviving Corporation, and (b) all property, rights, privileges, immunities, powers, franchises, licenses, and authority of Parent and Parent Merger Sub shall vest in the Parent Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of Parent and Parent Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Parent Surviving Corporation.

Section 1.05. Certificate of Incorporation; Bylaws.

(a) At the Effective Time: (i) the certificate of incorporation of the Company shall be the certificate of incorporation of the Rooster Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (ii) the bylaws of Rooster Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Rooster Surviving Corporation, except that references to Rooster Merger Sub’s name shall be replaced with references to the Rooster Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Rooster Surviving Corporation, or as provided by applicable Law.

(b) At the Effective Time: (i) the certificate of incorporation of Parent Merger Sub shall be amended and restated in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Parent Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (ii) the bylaws of Parent Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Parent Surviving Corporation, except that references to Parent Merger Sub’s name shall be replaced with references to the Parent Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Parent Surviving Corporation, or as provided by applicable Law.

(c) Parent shall take and shall cause Holdco to take all requisite action to cause (i) the certificate of incorporation of Holdco (as in effect immediately prior to the Effective Time) to be amended and restated at the Effective Time in its entirety as set forth on Exhibit B (the “Holdco Charter Amendment”), until thereafter amended as provided therein or by applicable Law, and (ii) the bylaws of Holdco (as in effect immediately prior to the Effective Time) to be amended and restated at the Effective Time in their entirety to be identical to the bylaws of Parent as in effect immediately prior to the Effective Time until thereafter amended in accordance with the terms thereof, the certificate of incorporation of Holdco, or as provided by applicable Law.

Section 1.06. Directors and Officers of the Rooster Surviving Corporation and the Parent Surviving Corporation.

(a) The directors and officers of Rooster Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Rooster Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Rooster Surviving Corporation.

(b) The directors and officers of Parent Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Parent Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Parent Surviving Corporation.

Section 1.07. Directors and Officers of Holdco.

(a) At the Effective Time, the parties shall take all necessary action to cause the Holdco Board to be comprised of those persons who constitute the Parent Board immediately prior to the Effective Time.

(b) At the Effective Time, the parties shall take all necessary action to cause the officers of Parent immediately prior to the Effective Time to be appointed as the officers of Holdco to serve in the same capacities in which such persons served as officers of Parent.

Section 1.08. Intended Tax Treatment. It is intended that, for U.S. federal income Tax purposes, (a) each of the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (b) the Mergers together will be treated as an “exchange” described in Section 351 of the Code, and (c) this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Article II

EFFECT OF THE MERGERS ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.01. Effect of the Mergers on Capital Stock of Parent and the Company.

(a) At the Effective Time, as a result of the Parent Merger and without any action on the part of Holdco, Parent Merger Sub, Parent or the holder of any Parent capital stock or any capital stock of Holdco or Parent Merger Sub (other than any requisite approval of the principal terms of the Parent Merger in accordance with the DGCL):

(i) Cancellation of Certain Parent Capital Stock. Each share of Parent Common Stock that is owned by Holdco, Parent Merger Sub or Parent (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Parent Common Shares”) will automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration will be delivered in exchange therefor.

(ii) Conversion of Parent Capital Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Parent Common Shares) will be converted into the right to receive, and become exchangeable for: (A) one share of common stock, par value $0.01 of Holdco (“Holdco Common Stock”) (the “Parent Merger Consideration”); and (B) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Parent Common Stock in accordance with Section 2.05(g).

(iii) Cancellation of Shares. At the Effective Time, all shares of Parent Common Stock converted into the right to receive the Parent Merger Consideration pursuant to Section 2.01(a)(ii) will no longer be outstanding and all shares of Parent Capital Stock will automatically be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of Parent Common Stock (each, a “Parent Certificate”); or (ii) any book-entry account which immediately prior to the Effective Time represented shares of Parent Common Stock (each, a “Parent Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) the Parent Merger Consideration in accordance with Section 2.01(a)(ii) hereof and (B) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Parent Common Stock in accordance with Section 2.05(g).

(iv) Conversion of Parent Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Parent Merger Sub issued and outstanding immediately prior to the Effective Time (the “Parent Merger Sub Common Stock”) shall be converted into one newly issued, fully paid, and non-assessable share of common stock, par value $0.01 per share, of the Parent Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Parent Surviving Corporation. From and after the Effective Time, all certificates representing shares of Parent Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Parent Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) At the Effective Time, as a result of the Rooster Merger and without any action on the part of Parent, Holdco, Rooster Merger Sub, the Company or the holder of any Company Capital Stock or any capital stock of Parent, Holdco or Rooster Merger Sub (other than any requisite approval of the principal terms of the Rooster Merger in accordance with the DGCL):

(i) Cancellation of Certain Company Capital Stock.

(1) Each share of Company Common Stock that is owned by Parent, Holdco, Rooster Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Common Shares”) will automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration will be delivered in exchange therefor.

(2) Each share of Company Series A Preferred Stock that is owned by Parent, Holdco, Rooster Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Series A Preferred Shares” and, together with the Cancelled Common Shares, the “Cancelled Shares”) will automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration will be delivered in exchange therefor.

(ii) Conversion of Company Capital Stock.

(1) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive, and become exchangeable for: (A) 0.196 (the “Common Exchange Ratio”) of a share of Holdco Common Stock (the “Common Merger Consideration”); (B) any cash in lieu of fractional shares of Holdco Common Stock payable pursuant to Section 2.01(b)(v); and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Holdco Common Stock in accordance with Section 2.05(g).

(2) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Series A Preferred Shares and Dissenting Shares) will be converted into the right to receive, and become exchangeable for, that number of shares of Holdco Common Stock equal to the sum of: (A) the product of (1) that number of shares Company Common Stock that such share of Company Series A Preferred Stock could be converted into at the Effective Time (including, for the avoidance of doubt, the applicable Fundamental Change Additional Shares and Accumulated Dividends) multiplied by (2) by the Common Exchange Ratio (the “Preferred Merger Consideration” and, together with the Common Merger Consideration, the “Merger Consideration”); (B) any cash in lieu of fractional shares of Holdco Common Stock payable pursuant to Section 2.01(b)(v); and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Holdco Common Stock in accordance with Section 2.05(g).

(iii) Cancellation of Shares. At the Effective Time, all shares of Company Capital Stock converted into the right to receive the Merger Consideration pursuant to Section 2.01(b)(ii) will no longer be outstanding and all shares of Company Capital Stock will automatically be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of Company Capital Stock (each, a “Certificate”); or (ii) any book-entry account which immediately prior to the Effective Time represented shares of Company Capital Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 2.01 hereof, (B) any cash in lieu of fractional shares of Holdco Common Stock payable pursuant to Section 2.01(b)(v), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Capital Stock in accordance with Section 2.05(g).

(iv) Conversion of Rooster Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Rooster Merger Sub issued and outstanding immediately prior to the Effective Time (the “Rooster Merger Sub Common Stock”) shall be converted into one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the Rooster Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Rooster Surviving Corporation. From and after the Effective Time, all certificates representing shares of Rooster Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Rooster Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(v) Fractional Shares. No certificates or scrip representing fractional shares of Holdco Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01(b)(ii)(1) or Company Series A Preferred Stock pursuant to Section 2.01(b)(ii)(2) and such fractional share interests shall not entitle the owner thereof to vote or to any dividends, voting rights or other rights of a holder of shares of Holdco Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock or Company Series A Preferred Stock converted pursuant to the Rooster Merger who would otherwise have been entitled to receive a fraction of a share of Holdco Common Stock (after taking into account all shares of Company Common Stock or Company Series A Preferred Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by an amount equal to the average of the daily volume weighted average price per share of Parent Common Stock on the Nasdaq Global Select Market (“Nasdaq”) (as such daily volume weighted average price per share is reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) calculated for the five (5) consecutive Business Days ending on the second (2nd) full Business Day immediately prior to (and not including) the Closing Date.

Section 2.02. Effect on Holdco Common Stock. At the Effective Time, Parent shall cause all shares of Holdco Common Stock that are issued and outstanding immediately prior to the Effective Time, to be surrendered and cancelled and cease to exist, with no consideration being delivered in exchange therefor.

Section 2.03. Stock Options and Stock-Based Compensation.

(a) Treatment of Stock Options and Other Stock-Based Compensation of the Parent.

(i) Parent Stock Options. As of the Effective Time, each Parent Stock Option that is outstanding as of immediately prior to the Effective Time, whether or not then vested or exercisable, shall, by virtue of the Parent Merger and without any action on the part of the holder thereof, be automatically assumed by Holdco and shall be converted at the Effective Time into an option (each, a “Parent Replacement Option”) to acquire the same number of shares of Holdco Common Stock as the number of shares of Parent Common Stock subject to such Parent Stock Option as of immediately prior to the Effective Time, at the same exercise price per share of Holdco Common Stock as the exercise price per share of Parent Common Stock of such Parent Stock Option as of immediately prior to the Effective Time; provided, that the exercise price and the number of shares of Holdco Common Stock subject to the Parent Replacement Option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Each Parent Replacement Option shall have, and shall be subject to, substantially the same terms and conditions as applied to the corresponding Parent Stock Option immediately prior to the Effective Time (including vesting, repurchase or other applicable restrictions). No Parent Stock Option shall become vested solely by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(ii) Parent RSUs. As of the Effective Time, each restricted stock unit granted under any Parent Stock Plan representing the right of the holder thereof to receive one share of Parent Common Stock (or, if applicable, cash or a combination thereof), subject to time-based vesting, settlement or other applicable restrictions (each, a “Parent RSU”), that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Parent Merger and without any action on the part of the holder thereof, be automatically assumed by Holdco and shall be converted at the Effective Time into a restricted stock unit of Holdco (each, a “Parent Replacement RSU”) covering the same number of shares of Holdco Common Stock as the number of shares of Parent Common Stock covered by such Parent RSU as of immediately prior to the Effective Time. Each such Parent Replacement RSU shall have, and be subject to, substantially the same terms and conditions that were applicable to the corresponding Parent RSU immediately before the Effective Time (including, vesting, repurchase or other applicable restrictions and any accrued dividend or dividend equivalent rights). No Parent RSU shall become vested solely by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(iii) Parent PSUs. As of the Effective Time, each performance stock unit granted under any Parent Stock Plan representing the right of the holder thereof to receive one share of Parent Common Stock (or, if applicable, cash or a combination thereof), subject to performance-based vesting, performance-based settlement or other applicable performance-based restrictions (each, a “Parent PSU”), that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Parent Merger and without any action on the part of the holder thereof, be automatically assumed by Holdco and shall be converted at the Effective Time into a performance stock unit of Holdco (each, a “Parent Replacement PSU”) covering the same number of shares of Holdco Common Stock as the number of shares of Parent Common Stock covered by such Parent PSU as of immediately prior to the Effective Time. Each such Parent Replacement PSU shall have, and be subject to, substantially the same terms and conditions that were applicable to the corresponding Parent PSU immediately before the Effective Time (including, vesting, repurchase, performance conditions or other applicable restrictions and any accrued dividend or dividend equivalent rights). No Parent PSU shall become vested solely by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(iv) Parent Restricted Shares. As of the Effective Time, each share of Parent Common Stock granted under any Parent Stock Plan subject to vesting, repurchase or other applicable restrictions (each, a “Parent Restricted Share”) that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Parent Merger and without any action on the part of the holder thereof, be assumed by Holdco and shall be converted at the Effective Time into one share of restricted Holdco Common Stock (each, a “Parent Replacement Restricted Share”). Each such Parent Replacement Restricted Share shall have, and be subject to, substantially the same terms and conditions as were applicable to the corresponding Parent Restricted Share immediately before the Effective Time (including, vesting, repurchase or other applicable restrictions and any accrued dividend or dividend equivalent rights). No Parent Restricted Share shall become vested solely by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(v) Resolutions and Other Parent Actions. At or prior to the Effective Time, Parent, the Parent Board, and the compensation committee of the Parent Board shall adopt all resolutions and take all actions (including obtaining any consents) that may be necessary to effectuate the provisions of paragraphs (i), (ii), (iii) and (iv) of this Section 2.03(a).

(b) Treatment of Stock Options and Other Stock-Based Compensation of the Company.

(i) Company Stock Options. As of the Effective Time, each option to acquire shares of Company Common Stock granted under the Company Stock Plan (each, a “Company Stock Option”) that is outstanding as of immediately prior to the Effective Time, whether or not then vested or exercisable, shall, by virtue of the Rooster Merger and without any action on the part of the holder thereof, be automatically assumed by Holdco and shall be converted at the Effective Time into a fully vested and immediately exercisable option (each, a “Company Replacement Option”) to acquire that number of whole shares of Holdco Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Company Common Stock subject to such Company Stock Option as of immediately prior to the Effective Time and (ii) the Common Exchange Ratio, at an exercise price per share of Holdco Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Stock Option as of immediately prior to the Effective Time by (B) the Common Exchange Ratio; provided, that the exercise price and the number of shares of Holdco Common Stock subject to the Company Replacement Option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Each Replacement Option shall have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Stock Option immediately prior to the Effective Time (including repurchase or other applicable restrictions), with such revisions as Holdco in its good faith discretion determines are necessary to reflect (i) the conversion of the applicable Company Stock Option into a Company Replacement Option, (ii) the fact that such Company Replacement Option is exercisable for shares of Holdco Common Stock and (iii) the Rooster Merger.

(ii) Company RSUs. As of the Effective Time, each restricted stock unit granted under the Company Stock Plan representing the right of the holder thereof to receive one share of Company Common Stock (or, if applicable, cash or a combination thereof), subject to vesting, settlement or other applicable restrictions (each, a “Company RSU”), that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Rooster Merger and without any action on the part of the holder thereof, be automatically assumed by Holdco and shall be converted at the Effective Time into a restricted stock unit of Holdco (each, a “Company Replacement RSU”) covering that number of whole shares of Holdco Common Stock equal to the product (rounded to the nearest whole number) of (i) one (1) and (ii) the Common Exchange Ratio. Each such Replacement RSU shall have, and be subject to, the same terms and conditions that were applicable to the corresponding Company RSU immediately before the Effective Time (including, vesting, repurchase or other applicable restrictions), with such revisions as Parent in its good faith discretion determines are necessary to reflect (i) the conversion of the applicable Company RSU into a Company Replacement RSU and (ii) the Rooster Merger. No Company RSU shall become vested solely by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(iii) Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of the Company Board shall adopt all resolutions and take all actions (including obtaining any consents) that may be necessary to effectuate the provisions of paragraphs (i) and (ii) of this Section 2.03(b).

(c) Holdco Actions. At or prior to the Effective Time, Holdco, the Holdco Board, and the compensation committee of the Holdco Board, as applicable, shall adopt all resolutions and take all actions (including obtaining any consents and reserving for future issuance a number of shares of Holdco Common Stock at least equal to the number of shares of Holdco Common Stock that will be subject to Replacement Awards as a result of the actions contemplated by the provisions of paragraphs (i), (ii), (iii) and (iv) of Section 2.03(a) and the provisions of paragraphs (i) and (ii) of Section 2.03(b)) that may be necessary to effectuate the provisions of paragraphs (i), (ii), (iii) and (iv) of Section 2.03(a) and the provisions of paragraphs (i) and (ii) of Section 2.03(a). Without limiting the generality of the foregoing, at or prior to the Effective Time, Holdco, the Holdco Board, and the compensation committee of the Holdco Board, as applicable, shall adopt all resolutions and take all actions (including obtaining applicable shareholder approval) that may be necessary to adopt one or more equity-based compensation plans of Holdco pursuant to which the Replacement Awards may be granted as contemplated by this Section 2.03. As soon as practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Holdco Common Stock to be registered and issuable with respect to the Replacement Awards, Holdco shall prepare and file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) as soon as reasonably practicable following the Closing with respect to the shares of Holdco Common Stock subject to the Replacement Awards.

Section 2.04. Treatment of Warrants. At the Effective Time and by virtue of the Rooster Merger, and in accordance with the terms of each warrant to purchase shares of Company Common Stock that is listed on Section 2.04 of the Company Disclosure Letter (collectively, the “Warrants”) and that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by the holder of any such Warrant, Holdco shall issue a replacement warrant (each, a “Replacement Warrant”) that complies with and satisfies the applicable terms and conditions under that certain Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, dated as of June 22, 2017, to each holder thereof providing that such Replacement Warrant shall be exercisable for a number of shares of Holdco Common Stock equal to the product (rounded to the nearest whole number) of (a) the number of Company Common Stock that would have been issuable upon exercise of the Warrants outstanding immediately prior to the Effective Time and (b) the Common Exchange Ratio), at an exercise price per share of Holdco Common Stock (rounded to the nearest whole cent) equal to the quotient obtained by dividing (i) $11.50 by (ii) the Common Exchange Ratio. From and after the Closing, Holdco shall comply with all of the terms and conditions set forth in each such Replacement Warrant.

Section 2.05. Exchange Procedures.

(a) Exchange Agent; Exchange Fund. At or prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of exchanging Certificates and the Book-Entry Shares and Parent Certificates and the Parent Book-Entry Shares for the Merger Consideration and the Parent Merger Consideration, respectively. Prior to the Effective Time, Holdco shall (and Parent shall cause Holdco to): (i) make appropriate arrangements with the Exchange Agent for the deposit of uncertificated book-entry certificates representing the shares of Holdco Common Stock to be issued as Merger Consideration and Parent Merger Consideration; and (ii) Deposit with the Exchange Agent cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.01(b)(v). In addition, Holdco shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, (i) any dividends or other distributions, if any, to which the holders of shares of Company Capital Stock may be entitled pursuant to Section 2.05(g) for distributions or dividends, on the shares of Holdco Common Stock to which they are entitled to pursuant to Section 2.01(b)(ii), with both a record and payment date after the Effective Time and prior to the surrender of the shares of Company Capital Stock in exchange for such shares of Holdco Common Stock and (ii) any dividends or other distributions, if any, to which the holders of shares of Parent Common Stock may be entitled pursuant to Section 2.05(g) for distributions or dividends, on the shares of Holdco Common Stock to which they are entitled to pursuant to Section 2.01(a)(ii), with both a record and payment date after the Effective Time and prior to the surrender of the shares of Parent Common Stock in exchange for such shares of Holdco Common Stock. Such cash and shares of Holdco Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.05(a), are referred to collectively in this Agreement as the “Exchange Fund.” Holdco shall (and Parent shall cause Holdco to) instruct the Exchange Agent to pay the Merger Consideration and the Parent Merger Consideration out of the Exchange Fund in accordance with the terms of this Agreement, and the Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Holdco shall (and Parent shall cause Holdco to) take all actions necessary to ensure that the Exchange Fund includes at all times shares of Parent Common Stock and cash sufficient to satisfy Parent’s obligation under this Article II.

(b) Procedures for Surrender; No Interest. As promptly as reasonable practicable (but in no event more than ten (10) Business Days) following the Effective Time, Holdco shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock, Company Series A Preferred Stock or Parent Common Stock at the Effective Time, whose Company Common Stock, Company Series A Preferred Stock or Parent Common Stock was converted pursuant to Section 2.01(b)(ii) or Section 2.01(a)(ii), as applicable, into the right to receive the Common Merger Consideration, the Preferred Merger Consideration or the Parent Merger Consideration, as applicable, (i) a notice advising such holders of the effectiveness of the Mergers such other notice as may be required by the DGCL and (ii) a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form approved by the Company and have such other provisions as Holdco and the Surviving Corporations may reasonably specify) for use in such exchange. Each holder of shares of Company Common Stock, Company Series A Preferred Stock or Parent Common Stock that have been converted into the right to receive the Common Merger Consideration, the Preferred Merger Consideration or Parent Merger Consideration, as applicable shall be entitled to receive as promptly as practicable the Common Merger Consideration, Preferred Merger Consideration or the Parent Merger Consideration, as applicable into which such shares of Company Common Stock, Company Series A Preferred Stock or Parent Common Stock have been converted pursuant to Section 2.01(b)(ii) or Section 2.01(a)(ii) in respect of the shares of Company Capital Stock or Parent Common Stock represented by a Certificate, Book-Entry Share, Parent Certificate or Parent Book-Entry Share, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.01(b)(v), and any dividends or other distributions pursuant to Section 2.05(g) upon: (i) surrender to the Exchange Agent of a Certificate or Parent Certificate, as applicable; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares or Parent Book-Entry Shares, as applicable; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate, Parent Certificate, Book-Entry Share or Parent Book Entry Share. Upon payment of the Merger Consideration and the Parent Merger Consideration pursuant to the provisions of this Article II, each Certificate, Parent Certificate, Book-Entry Share or Parent Book-Entry Share so surrendered or transferred, as the case may be, shall immediately be cancelled by the Exchange Agent.

(c) Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Holdco or the Surviving Corporations. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Exchange Fund will be payable to Holdco or the Surviving Corporations, as Holdco directs. Any interest and other income resulting from such deposit may become part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly returned to Holdco.

(d) Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or Parent Certificate or the transferred Book-Entry Share or Parent Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate or Parent Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share or Parent Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate, Parent Certificate, Book-Entry Share or Parent Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Full Satisfaction. All Merger Consideration and Parent Merger Consideration, together with any cash in lieu of fractional shares payable pursuant to Section 2.01(b)(v) and any dividends or other distributions payable in accordance with Section 2.05(g), paid upon the surrender of Certificates or Parent Certificates or transfer of Book-Entry Shares or Parent Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, Company Series A Preferred Stock or Parent Common Stock formerly represented by such Certificates, Parent Certificates, Book-Entry Shares or Parent Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock, Company Series A Preferred Stock or Parent Common Stock on the stock transfer books of the Surviving Corporations. If, after the Effective Time, Certificates, Parent Certificates, Book-Entry Shares or Parent Book-Entry Shares are presented to the Rooster Surviving Corporation or the Parent Surviving Corporation, as applicable, they shall be cancelled and exchanged as provided in this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Capital Stock or Parent Common Stock for six (6) months after the Effective Time shall be returned to Holdco, upon demand, and any such holder who has not exchanged shares of Company Common Stock, Company Series A Preferred Stock or Parent Common Stock for the Common Merger Consideration, Preferred Merger Consideration or Parent Merger Consideration, as applicable, in accordance with this Section 2.05(f) prior to that time shall thereafter look only to Holdco (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, and Holdco shall remain liable for, payment of the Merger Consideration and Parent Merger Consideration without any interest. Notwithstanding the foregoing, neither Holdco, the Rooster Surviving Corporation nor the Parent Surviving Corporation shall be liable to any Person for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by Company Common Stockholders, holders of Company Series A Preferred Stock or stockholders of Parent as of immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Entity, shall become, to the extent permitted by applicable Law, the property of Holdco, free and clear of any claims or interest of any Person previously entitled thereto.

(g) Distributions with Respect to Unsurrendered Shares of Company Capital Stock. All shares of Holdco Common Stock to be issued pursuant to the Mergers shall be deemed issued and outstanding in uncertificated, book-entry form as of the Effective Time and whenever a dividend or other distribution is declared by Holdco in respect of the Holdco Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Holdco Common Stock issued in the Mergers shall be paid to any holder of any unsurrendered share of Company Capital Stock or Parent Common Stock until the Certificate or Parent Certificate (or affidavit of loss in lieu of the Certificate or Parent Certificate as provided in Section 2.09) or Book-Entry Share or Parent Book-Entry Share is surrendered for exchange in accordance with this Section 2.05(g). Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Holdco Common Stock issued in exchange for shares of Company Capital Stock or Parent Common Stock in accordance with this Section 2.05(g), without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Holdco Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Holdco Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Section 2.06. Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Series A Preferred Stock cancelled in accordance with Section 2.01(b)(i)(2)) and held by a holder who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Series A Preferred Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Preferred Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Series A Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Preferred Merger Consideration in accordance with Section 2.01(b)(ii)(2), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent and Holdco prompt written notice of any demands received by the Company for appraisal of shares of Company Series A Preferred Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent and Holdco shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent and Holdco, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.07. Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock or any capital stock of Parent shall occur (specifically excluding the issuance of additional shares of capital stock of the Company or Parent as permitted by this Agreement, including Section 5.02(c)) by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Common Merger Consideration, the Preferred Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent, Holdco or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.08. Withholding Rights. Each of the Exchange Agent, Parent, Holdco, Rooster Merger Sub, Parent Merger Sub, the Rooster Surviving Corporation and the Parent Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Holdco, Rooster Merger Sub, Parent Merger Sub, the Rooster Surviving Corporation or the Parent Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Holdco, Rooster Merger Sub, Parent Merger Sub, the Rooster Surviving Corporation or the Parent Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.09. Lost Certificates. If any Certificate or Parent Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or Parent Certificate to be lost, stolen, or destroyed and, if required by Holdco, the posting by such Person of a bond, in such reasonable amount as Holdco may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate or Parent Certificate, the Merger Consideration or Parent Merger Consideration, as applicable, to be paid in respect of the shares of Company Common Stock, Company Series A Preferred Stock or Parent Common Stock formerly represented by such Certificate as contemplated under this Article II.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents at least three (3) Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Parent, Holdco, Rooster Merger Sub and Parent Merger Sub as follows:

Section 3.01. Organization; Standing and Power; Governing Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Governing Documents. The copies of the Company’s Governing Documents as most recently filed with the Company SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. The Company has delivered or made available to Parent a true and correct copy of the Governing Documents of each of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any provision of its Governing Documents.

(c) Subsidiaries. Section 3.01(c) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date of this Agreement and its place of organization and the interests in such Subsidiary that, as of the date of this Agreement, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Governing Documents of any non-wholly-owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02. Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock; and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”). As of June 21, 2019: (A) 38,050,385 shares of Company Common Stock were issued and outstanding (but not including shares held in treasury); (B) no shares of Company Common Stock were issued and held by the Company in its treasury; (C) 1,050,000 shares of Company Preferred Stock were issued and outstanding, consisting of 1,050,000 shares of Company Series A Preferred Stock; and (D) zero shares of Company Preferred Stock were issued and held by the Company in its treasury. Except as set forth on Section 3.02(a) of the Company Disclosure Letter, all of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Capital Stock.

(b) Stock Awards.

(i) As of the date of this Agreement, an aggregate of 1,941,222 shares of Company Common Stock and zero shares of Company Preferred Stock are available for future issuance pursuant to Company Equity Awards under the Company Stock Plan. As of the date of this Agreement, 150,000 shares of Company Common Stock and zero shares of Company Preferred Stock are subject to outstanding Company Stock Options and 908,778 shares of Company Common Stock and zero shares of Company Preferred Stock are subject to outstanding Company RSUs.

(ii) Section 3.02(b)(ii) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plan and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price of such Company Equity Award; (D) the date on which such Company Equity Award was granted; and (E) with respect to a Company Stock Option, the date on which such Company Stock Option expires. With respect to the Company Equity Awards, the Company has made available the information necessary to determine the applicable settlement schedule and vesting, repurchase or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof. All shares of Company Common Stock subject to issuance under the Company Stock Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(iii) Other than the Company Equity Awards set forth on Section 3.02(b)(ii) of the Company Disclosure Letter, the Warrants and the Company Series A Preferred Stock, as of the date of this Agreement, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly and in whole or in part, on the value or price of, the Company or any shares of Company Capital Stock (the items in clauses (A), (B), and (C), together with the Company Capital Stock, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding shares of Company Preferred Stock, all outstanding Company Equity Awards, all outstanding Warrants and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iv) Except as set forth in the Warrants and the Series A Certificate of Designation, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c) Voting Debt; Warrants. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries (collectively, “Voting Debt”) are issued and outstanding. As of June 21, 2019, an aggregate of 19,248,741 shares of Company Common Stock and zero shares of Company Preferred Stock are subject to, and 19,248,741 shares of Company Common Stock and zero shares of Company Preferred Stock are reserved for issuance upon exercise of, the Warrants.

(d) Company Subsidiary Securities. As of the date of this Agreement, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly and in whole or in part, on the value or price of, any Subsidiary of the Company or any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03. Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Rooster Merger, adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Rooster Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Rooster Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote of the holders of any class or series of Company Capital Stock necessary adopt this Agreement and consummate the Rooster Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent, Holdco, Rooster Merger Sub and Parent Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Rooster Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Governing Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Rooster Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Material Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date of this Agreement; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, federal, state, provincial, county, municipal, local, foreign or other government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Rooster Merger and other transactions contemplated hereby, except for (i) the filing of the Rooster Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the Securities and Exchange Commission (“SEC”) of (A) the Joint Proxy Statement in definitive form in accordance with the Securities Exchange Act of 1934 (the “Exchange Act”), (B) the Form S-4, and the declaration of its effectiveness under the Securities Act of 1933 (the “Securities Act”), and (C) the filing of such reports or other filings under the Exchange Act or the Securities Act, as applicable, as may be required in connection with this Agreement, the Mergers, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (such Laws, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NYSE American, LLC (the “NYSE”); and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held has: (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company Common Stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company Common Stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that the Company Common Stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”). Subject to Section 5.04, the Company Board has not rescinded or modified such resolutions in any way.

(e) Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Rooster Merger or any of the other transactions contemplated by this Agreement.

Section 3.04. SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since June 16, 2017 (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents on the date it was filed. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.04(a) of the Company Disclosure Letter, to the Knowledge of the Company, none of the Company SEC Documents filed on or prior to the date of this Agreement is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) Financial Statements. Except as set forth on Section 3.04(b) of the Company Disclosure Letter, each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Internal Controls. Except as set forth on Section 3.04(c) of the Company Disclosure Letter, the Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(d) Disclosure Controls and Procedures. Except as set forth on Section 3.04(d) of the Company Disclosure Letter, the Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Except as set forth on Section 3.04(d) of the Company Disclosure Letter, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e) Undisclosed Liabilities. The unaudited balance sheet of the Company dated as of March 31, 2019 (the “Balance Sheet Date”) contained in the Company SEC Documents filed prior to the date of this Agreement is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Off-Balance Sheet Arrangements. Except as set forth on Section 3.04(f) of the Company Disclosure Letter and disclosed on the Company Balance Sheet, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g) Sarbanes-Oxley and NYSE Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Documents, and the statements contained in such certifications are true and complete in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Accounting, Securities, or Other Related Complaints or Reports. Since the Applicable Date none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any director or officer of the Company or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries, other than any such oral or written complaint, allegation, assertion, or claim that would not reasonably be likely to result in material liability to the Company or any of its Subsidiaries, taken as a whole.

Section 3.05. Absence of Certain Changes or Events.

(a) Since December 31, 2018 through the date of this Agreement, (i) except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and (ii) there has not been or occurred any Company Material Adverse Effect.

(b) Since the date of the Company Balance Sheet through the date of this Agreement, there has not been or occurred any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06. Taxes.

(a) Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, and franchise Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after the Applicable Date.

(c) Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability, and Tax Agreements. Neither the Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis (other than any such group including only the Company or its Subsidiaries); (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement.

(i) Change in Accounting Method. Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k) Ownership Changes. Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l) Section 355. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m) Reportable Transactions. Neither the Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.07. Intellectual Property.

(a) Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations.

(b) Registrations; Maintenance and Renewals. Except as set forth in Section 3.07(b) of the Company Disclosure Letter, each item of Company-Owned IP required to be identified in Section 3.07(a) of the Company Disclosure Letter is registered or recorded in the name of the Company or one of its Subsidiaries, to the Knowledge of the Company, is valid and in full force and has no unsatisfied maintenance or renewal obligation.

(c) Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other material Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens and the Company IP Agreements listed in Section 3.16(a)(xii) of the Company Disclosure Letter.

(d) Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are subsisting and valid and enforceable. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP (including any confidential information owned by any Person to whom Company or one of its Subsidiaries has a confidentiality obligation).

(e) Non-Infringement. Except as would not reasonably be likely to result in material liability to the Company or any of its Subsidiaries, taken as a whole, (i) the conduct of the businesses of, and the products and services currently offered by, the Company and any of its Subsidiaries have not infringed, misappropriated, diluted, or otherwise violated, and are not infringing, misappropriating, diluting, or otherwise violating, any Intellectual Property of any other Person, and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, diluting, or misappropriating any Company IP.

(f) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person, or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP (including any opposition, cancellation, interference, inter partes review, reissue, reexamination or other similar proceeding), in each case, except as would not reasonably be likely to result in material liability to the Company or any of its Subsidiaries, taken as a whole. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any material Company-Owned IP. Neither the Company nor any of its Subsidiaries has sent any written communication to or asserted or threatened any action or claim against any Person involving or relating to any Company IP.

(g) Company IT Systems. Since the Applicable Date, there have been no security breaches of, unauthorized access to or use of, failures or unplanned outages in, or other adverse integrity or security events affecting any Company IT Systems or the data or transactions stored or processed thereon, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company IT Systems are either owned by, or properly licensed or leased to, the Company or its Subsidiaries. The Company IT Systems are adequate and sufficient in all material respects to meet the processing and other business requirements of the Company and its Subsidiaries as the business is currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company IT Systems (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the business of the Company and its Subsidiaries as currently conducted, and (ii) are free of any Malicious Code.

(h) Personal Data. Since the Applicable Date: (i) the Company and each of its Subsidiaries has taken commercially reasonable steps to ensure that all Personal Data is protected against loss and unauthorized access, use, modification or disclosure, and, to the Company’s Knowledge, there has been no incident of same that would reasonably be likely to result in a material liability to the Company or any of its Subsidiaries, taken as a whole, and (ii) neither the Company nor any of its Subsidiaries have received any written notification or written allegation from any Governmental Entity of competent authority (including any information or enforcement notice, or any transfer prohibition notice) alleging that the Company or any of its Subsidiaries is in material noncompliance with applicable Laws relating to data protection or Personal Data.

Section 3.08. Compliance; Permits.

(a) Compliance. The Company and each of its Subsidiaries is and, since the Applicable Date, has been in material compliance with, all Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties (including the Vessels) is bound. Since the Applicable Date through the date of this Agreement, to the Knowledge of the Company, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries (or any of the Vessels) is not in compliance with any Law in any material respect.

(b) Permits. The Company and its Subsidiaries hold, to the extent necessary to own, lease and operate their respective properties or businesses (including the Vessels) as such properties and businesses (including the Vessels) are being operated as of the date of this Agreement, all permits, licenses, registrations (including Certificates of Documentation issued by the United States Coast Guard with coastwise and any other endorsements for the Vessels that are documented under the U.S. flag), variances, clearances, consents, commissions, franchises, exemptions, orders, authorizations (including Certificates of Inspection to the extent required by applicable Laws for the Vessels that are documented under the U.S. flag) and approvals from Governmental Entities (collectively, “Permits”), and have provided Parent with true, correct and complete copies of all such material Permits in effect as of the date of this Agreement, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Applicable Date, no suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since the Applicable Date, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09. Litigation. There is no Legal Action pending or, to the Company’s Knowledge, threatened against any of the Company or its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, that (a) if adversely determined, individually, or in the aggregate, would reasonably be likely to result in material liability to the Company or any of its Subsidiaries, taken as a whole, or (b) seeks material injunctive or other material non-monetary relief against the Company or its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary nor any property or asset of any of the foregoing is subject to any continuing material Order. There are no internal investigations or internal inquiries that, since the Applicable Date, have been conducted or are being conducted by or at the direction of the Company Board (or any committee thereof) regarding any material accounting practices of the Company or any of its Subsidiaries. For the avoidance of doubt, this Section 3.09 shall not apply to Taxes or the Company Employee Plans.

Section 3.10. Brokers’ and Finders’ Fees. Except for fees payable to Evercore Group, L.L.C. (the “Company Financial Advisor”) pursuant to an engagement letter, dated as of April 25, 2019, between the Company and the Company Financial Advisor, a correct and complete copy of which has been provided to Parent, no Person is entitled to any brokerage, finders’ or other fee or commission in connection with the Rooster Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.11. Related Person Transactions. Except as set forth in Section 3.11 of the Company Disclosure Letter, there are no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee) thereof or any holder of 5% or more of the shares of any class of Company Capital Stock, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 3.12. Employee Matters.

(a) Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Employee Plan (including each Company Employee Plan that provides severance, retirement, retention, change in control or equity or equity-based benefits). For purposes of this Agreement, “Company Employee Plan” means each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock option, restricted stock unit, restricted stock, stock purchase, other equity or equity-based awards, phantom equity, bonus, incentive, fringe, paid time off, retirement, pension, death, disability, medical, dental, vision, life insurance or welfare benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention or change in control plan, program, arrangement, or agreement, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, in each case, (A) which is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (each, a “Company Employee”) or (B) with respect to which the Company or any of its Subsidiaries has any Liability.

(b) Documents. The Company has made available to Parent correct and complete copies of all material Company Employee Plans and amendments thereto (or, if any such Company Employee Plan is not written, a written description thereof), and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements with respect to each such material Company Employee Plan, as in effect as of the date of this Agreement; (ii) the most recent determination, opinion or advisory letter received from the IRS regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each material Company Employee Plan; (iv) the annual reports filed with any Governmental Entity (including Form 5500 Annual Returns/Reports and all Schedules thereto) for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and each summary of material modifications thereto for each material Company Employee Plan; (vi) all actuarial valuation reports related to any Company Employee Plans; and (vii) all records, notices, filings and other written communications during the last three years concerning (x) any Legal Action by the IRS, the U.S. Department of Labor or other Governmental Entity or otherwise involving any Company Employee Plan or (y) any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c) Compliance. Each Company Employee Plan has been established, administered, maintained and operated in all material respects in accordance with its terms and any related documents or agreements and in compliance in all material respects with all applicable Laws, including but not limited to ERISA and the Code.

(d) Qualified Plans. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS on which it may currently rely to the effect that such Company Employee Plan is qualified and the related trusts are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or with respect to a prototype plan, can currently rely on an opinion or advisory letter from the IRS to the prototype plan sponsor, to the effect that such Company Employee Plan is qualified and the related trusts are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company, no circumstance exists that is reasonably likely to result in the revocation of any such determination, opinion or advisory letter or otherwise materially and adversely affect such qualified or tax-exempt status under Sections 401(a) and 501(a), respectively, of the Code.

(e) Contributions. The Company and its Subsidiaries, where applicable, have timely made or properly accrued all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, except as would not reasonably be likely to result in material liability to the Company or any of its Subsidiaries, taken as a whole.

(f) Prohibited Transaction. Neither the Company, any of its Subsidiaries nor any Company ERISA Affiliate has engaged in a non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject Parent, the Company or any of its Subsidiaries to a material tax, penalty or liability under ERISA or the Code.

(g) Certain Company Employee Plans. None of the Company, any of its Subsidiaries or any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any Liability with respect to, (i) a “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(h) No Post-Employment Obligations. No Company Employee Plan provides health, medical, dental, vision, death or life insurance benefits beyond termination of service or retirement, except for the continuation coverage required to be provided under COBRA or other similar applicable Law at the participant’s sole expense.

(i) Potential Governmental or Lawsuit Liability. There are no investigations, audits, examinations, inquiries or enforcement actions pending or, to the Knowledge of the Company, threatened by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the U.S. Department of Health and Human Services, the U.S. Equal Employment Opportunity Commission, or any other Governmental Entity with respect to any Company Employee Plan, and there are no other Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to or otherwise involving any Company Employee Plan (other than routine individual claims for benefits payable in the normal operation of the Company Employee Plans).

(j) Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Rooster Merger, nor the consummation of any of the other transactions contemplated by this Agreement will (alone and not in combination with any other event): (i) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to any payment; (ii) accelerate the timing of payment, funding, or vesting of any compensation or benefits due to any such individual under any Company Employee Plan or otherwise; (iii) increase the amount of any compensation or benefits otherwise payable under any Company Employee Plan or otherwise; or (iv) require any contribution or payment to fund any obligation under any Company Employee Plan.

(k) Parachute Payments. No amount that could be received or retained (whether in cash or property or the vesting of property) as a result of the execution or delivery of this Agreement, the consummation of the Rooster Merger, or the consummation of any of the other transactions contemplated by this Agreement that relate to the Rooster Merger (either alone or when combined with the occurrence of any other event) by any person who is a “disqualified individual” (within the meaning of Code Section 280G) under any employment, severance or termination agreement, or other compensation or benefit arrangement (including any Company Employee Plan), in any case that is currently in effect with the Company or one of its Affiliates prior to the occurrence of either Merger, is or would reasonably be characterized as an “excess parachute payment” (within the meaning of Code Section 280G). No current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries has any “gross up” agreements or other assurance of reimbursement for any Taxes.

(l) Foreign Plans. With respect to each Company Employee Plan that is subject to the Laws of any jurisdiction outside of the United States (the “Company Foreign Plans”): (i) such Company Foreign Plan complies in all material respects in form and operation in accordance with its terms and all applicable Laws; (ii) with respect to any Company Foreign Plan providing retirement or termination benefits, the assets of each such Company Foreign Plan equal or exceed the projected benefit obligations of such Company Foreign Plan based upon reasonable actuarial assumptions; and (iii) each Company Foreign Plan that is required to be registered with a Governmental Entity is so registered.

Section 3.13. Labor Matters.

(a) Except as set forth on Section 3.13(a) of the Company Disclosure Letter, there are no material Legal Actions pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries by or on behalf of any of their present or former employees.

(b) Except as set forth in Section 3.13(b) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining agreements, works councils or other labor union contracts. To the Company’s Knowledge, there is no labor union organizing or election activity pending or threatened with respect to the employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has suffered or sustained any labor strike, slowdown or work stoppage since January 1, 2019 and, to the Company’s Knowledge, no labor strike, slowdown or work stoppage is threatened by the employees of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since the Balance Sheet Date that would violate or require the provision of notice under the WARN Act.

(c) The Company and its Subsidiaries have complied in all material respects with all applicable Laws related to the employment of their respective employees, including provisions related to payment of wages, hours of work, leaves of absence, equal opportunity, classification of employees and independent contractors, immigration, occupational health and safety, and workers’ compensation.

(d) To the Company’s Knowledge, no officer, executive or management-level employee of the Company or any of its Subsidiaries is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s current employment duties with the Company or any of its Subsidiaries.

(e) Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee or independent contractor.

Section 3.14. Tangible Property; Real Property.

(a) The Company and its Subsidiaries have good title to all material machinery, equipment and other tangible personal property (including Vessels) reflected as owned by the Company and its Subsidiaries in the Financial Statements and necessary for the conduct of the business of the Company and its Subsidiaries (“Material Tangible Property”), except for Material Tangible Property sold or disposed of since the Balance Sheet Date in the ordinary course of business, free of any Liens (other than Permitted Liens). The Material Tangible Property is in good operating condition and repair (subject to normal wear and tear), is free from material defects and has been reasonably maintained.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list of all the Real Property Leases to which the Company or any Subsidiary is a party and as to which such Company or Subsidiary is required to pay more than $500,000 annually in rental payments or has a remaining lease term greater than one year. Except as set forth in Section 3.14(b) of the Company Disclosure Letter, as of the date of this Agreement, the applicable Company or Subsidiary has valid leasehold interests in the real property leased by them under each Real Property Lease (the “Leased Real Property”), in each case, free and clear of all Liens (other than Permitted Liens). The Company and its Subsidiaries have not assigned, subleased or otherwise granted any Person the right to use or occupy any Leased Real Property. The Company and its Subsidiaries have not granted a collateral assignment or granted any other security interest in the Leased Real Property or any interest thereof that has not been released.

(c) The real property listed on Section 3.14(c) of the Company Disclosure Letter consists of all the real property owned in fee by the Company and its Subsidiaries (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”). The applicable Company or Subsidiary has good and indefeasible fee simple title to all of the Owned Real Property, in each case free and clear of all Liens (other than Permitted Liens). The Company and its Subsidiaries have not leased to any Person or otherwise granted any Person the right to use or occupy any Owned Real Property. Except with respect to any Leased Real Property, none of the Company or any of its Subsidiaries are obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any material Real Property. Except as set forth in Section 3.14(c) of the Company Disclosure Letter, the Company or a Subsidiary thereof has the right to access a public road or other means of lawful access to and from the Owned Real Property. With respect to Owned Real Property, the Company has made available to Parent true and complete copies of the deeds and surveys in the possession of the Company or any Subsidiary and relating to the Owned Real Property. Except as set forth in Section 3.14(c) of the Company Disclosure Letter, neither the Company nor any Subsidiary has done anything to invalidate or limit the coverage afforded by the Existing Title Policies or made any claims for loss, damage, or indemnification against the title company under the Existing Title Policies.

(d) Neither the whole nor any part of the Real Property is subject to any material pending suit for condemnation or other taking by any public authority, and, to the Company’s Knowledge, no such condemnation or other taking is threatened or contemplated. To the Company’s Knowledge, (i) the use and occupancy of the Real Property by the Company and its Subsidiaries and the conduct of the business of the Company and its Subsidiaries does not violate in any material respect any applicable Laws (including zoning Laws), (ii) to the Company’s Knowledge, there are no leases, subleases, licenses, or other agreements granting to any Person (other than the Company and its Subsidiaries under the Real Property Leases) the right of use or occupancy of any portion of the Real Property, (iii) to the Company’s Knowledge all buildings, structures, facilities and improvements located on the Owned Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”), comply in all material respects with valid and current certificates of occupancy or similar permits to the extent required by Law for the use thereof, and conform in all material respects with all applicable Laws, and (iv) to the Company’s Knowledge, the Improvements are in all material respects in good operating condition and repair (ordinary wear and tear excepted).

(e) The Material Tangible Property and Real Property assets owned and leased by the Company and its Subsidiaries constitute all the material assets (other than intangible property) used in connection with the operation of the Business. Such Material Tangible Property and Real Property assets constitute all the assets (other than intangible property) necessary for each of the Company and its Subsidiaries to continue to conduct its business in all material respects following the Closing as it is currently being conducted in the ordinary course of business.

Section 3.15. Environmental Matters.

(a) The Company and each of its Subsidiaries is, and since the Applicable Date has been, in compliance with Environmental Laws in all material respects, possesses and is and since the Applicable Date has been in material compliance with all Permits required under Environmental Laws for its operations (“Environmental Permits”), such Environmental Permits are valid and in full force and effect (including after taking into account any name changes of the Company and its Subsidiaries), there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened before any Governmental Entity that seek the revocation, cancellation, suspension or adverse modification of any such Environmental Permits, and, to the Knowledge of the Company, there are no issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning Hazardous Materials, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries has contractually assumed any liability of any other Person (other than the Company or any of its Subsidiaries) arising out of or pursuant to Environmental Laws and Permits that would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, or is subject to any unresolved Orders or consent or settlement agreements, in either case, that would reasonably be expected to result in any liability under Environmental Law which is material to the Company and its Subsidiaries, taken as a whole.

(c) There have been no (i) Releases of Hazardous Materials at any of the Owned Real Property or, to the Knowledge of the Company, any Leased Real Property, (ii) Releases of or exposure of Persons to Hazardous Materials by the Company or any of its Subsidiaries or (iii) to the Knowledge of the Company, Releases of Hazardous Materials by any other Person at any real property formerly owned or leased by the Company or any of its Subsidiaries, in each case that would reasonably be expected to result in a material Environmental Claim against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no other Person is remediating Hazardous Materials at any Real Property pursuant to any Environmental Law.

(d) Since the Applicable Date or, to the Knowledge of the Company, any prior date, neither the Company nor any of its Subsidiaries has received written notice that it has been identified as a potentially responsible party in respect of any real property to which Hazardous Materials generated or transported by or on behalf of the Company or any of its Subsidiaries were sent for recycling, treatment, storage or disposal, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Company and its Subsidiaries, taken as a whole.

(e) There are no material Environmental Claims or unresolved written notices of material violations (including any investigatory, corrective or remedial obligation) pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(f) The Company has made available to the Parent all material environmental assessments, reports, data, results of investigations or audits created since the Applicable Date or related to an unresolved material liability that are in the possession or control of the Company or any of its Subsidiaries regarding environmental matters pertaining to the Company, any of its Subsidiaries, the Real Property or any real property formerly owned, leased or operated by the Company or any of its Subsidiaries.

Section 3.16. Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Company Employee Plans or any purchase order entered into in the ordinary course of business consistent with past practice):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii) any Contract with a Material Customer or a Material Supplier;

(iii) any Contract that (A) involves the performance by the Company or any of its Subsidiaries of an amount or value (as measured by the revenue derived therefrom during the fiscal year ended December 31, 2018) in excess of $2,000,000 annually or (B) involves payments by the Company or any of its Subsidiaries in excess of $2,000,000 annually, unless, in the case of clauses (A) and (B), any such Contract is terminable by the Company or applicable Subsidiary on not more than 60 days’ notice without material penalty;

(iv) for the provision of services to the Company or any of its Subsidiaries by any independent contractor for annual consulting fees in excess of $150,000 (other than any Contract that may be terminated by any party thereto upon thirty (30) days or less advance notice);

(v) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Mergers, Holdco or any of its Subsidiaries) (A) from competing in the business of the Company or any of its Subsidiaries as conducted as of the date hereof, (B) to operate in any geographical location or (C) to solicit or hire any person as an employee;

(vi) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(vii) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $500,000;

(viii) any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any joint venture, strategic alliance, partnership, or limited liability company, other than any such Contact solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(x) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $1,000,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(xi) any employee collective bargaining agreement or other Contract with any labor union;

(xii) any Company IP Agreement, except for (A) any inbound agreements that have individual acquisition costs of $250,000 or less relating to “shrink wrap”, “click wrap” and similar generally available end-user licenses to software, (B) any outbound agreements that involve consideration of less than $250,000 over the twelve (12) months prior to the date of this Agreement, (C) any nonexclusive license to Company-Owned IP granted in the ordinary course of business consistent with past practice in connection with the sale, lease or transfer of finished products or services to customers, and (D) any non-disclosure agreements or Company or Subsidiary employee agreements;

(xiii) any Contract that requires or provides for any capital expenditures in excess of $1,000,000, individually or in the aggregate;

(xiv) (A) any charter or subcharter of any Vessel with any third party on a time or voyage basis that is twelve (12) months or more in duration, (B) any charter or subcharter of any Vessel with a third party on a bareboat or demise basis regardless of duration, and (C) any ship management agreement or technical services agreement with any third party respect to any Vessel; or

(xv) each Real Property Lease required to be listed on Section 3.14(b) of the Company Disclosure Letter.

(b) Schedule of Material Contracts; Documents. Section 3.16(b) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c) No Breach. Except as set forth in Section 3.16(c) of the Company Disclosure Letter, (i) all the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract.

Section 3.17. Material Customers and Suppliers. Section 3.17 of the Company Disclosure Letter sets forth a true and complete list of (a) the 10 largest customers of the Company and its Subsidiaries in each Segment (based on dollar volume of sales to such customers) (each, a “Material Customer”) and (b) the 10 largest suppliers of the Company and its Subsidiaries (based on dollar volume of purchases from such suppliers) (each, a “Material Supplier”), in each case, for the 2018 calendar year and for the period of January 1, 2019 to the Balance Sheet Date. To the Knowledge of the Company, there exists no condition or event that, after notice or passage of time or both, would constitute a default by any party to any Contract with a Material Customer or Material Supplier. Since December 31, 2018, no Material Customer or Material Supplier has notified the Company or any of its Subsidiaries that it intends to discontinue or materially and adversely change its relationship with the Company or any of its Subsidiaries other than by fluctuations in purchase order volume that occur in the ordinary course of business.

Section 3.18. Government Contracts.

(a) (i) All of the Government Contracts are legal, valid, and binding on the Company or its applicable Subsidiary; (ii) to the Company’s Knowledge, the Government Contracts are not currently the subject of bid or award protest proceedings before the U.S. Government Accountability Office or Court of Federal Claims; and (iii) no Person has notified the Company or any of its Subsidiaries in writing that any Governmental Entity intends to seek agreement from the Company or any of its Subsidiaries to lower rates under any of the Government Contracts or Government Bids.

(b) To the Company’s Knowledge: (i) the Company and each of its Subsidiaries have, in the past two years, complied, in all material respects, with all terms and conditions of the Government Contracts to which they are parties and have performed all material obligations required to be performed by them thereunder; (ii) the Company and each of its Subsidiaries have, in the past two years, complied, in all material respects, with all statutory and regulatory requirements applicable to the Government Contracts; (iii) the representations, certifications and warranties made by the Company and each of its Subsidiaries with respect to the Government Contracts were accurate in all material respects as of their respective effective dates; (iv) no terminations for default, cure notices, show cause notices or other similar notices, either written or orally, have been issued and remain unresolved with respect to the Government Contracts, and no events, conditions or omissions have occurred in the past two years or currently exist that constitute sufficient grounds for such action; (v) no past performance evaluations disclosed to the Company and each of its Subsidiaries in the past two years with respect to the Government Contracts have set forth a default or other material failure to perform thereunder; (vi) no money due to the Company or any of its Subsidiaries pertaining to any Government Contracts has been withheld or set-off in the past two years, nor have there been any attempts by Governmental Entities in the past two years to withhold or set-off any money due under Government Contracts; and (vii) all certified claims submitted by the Company and each of its Subsidiaries in the past two years under the Government Contracts were accurate in all material respects as of their respective submission dates.

(c) None of the Company or any of its Subsidiaries has, in the past two years been, or is currently, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract, declared ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs. No suspension, debarment or exclusion proceeding actions with respect to Government Contracts have been commenced or, to the Company’s Knowledge, threatened (whether orally or in writing) against any of the Company or any of its Subsidiaries. To the Company’s Knowledge, no negative determination of responsibility has been issued against any of the Acquired Entities with respect to any outstanding Government Bid.

Section 3.19. Insurance. Each material insurance policy of the Company and its Subsidiaries (for the avoidance of doubt, other than any such policies that relate to Company Employee Plans) are in full force and effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the insurance policies of the Company and its Subsidiaries are in full force and effect, (b) to the Knowledge of the Company, provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and (c) are sufficient to comply with applicable Law. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and to the Knowledge of the Company: (a) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (b) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.20. Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the registration of the Holdco Stock Issuance, issuance of the Replacement Warrants and the shares of Holdco Common Stock underlying the Replacement Warrants (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the joint proxy statement to be filed with the SEC and sent to the Company’s stockholders in connection with the Mergers and the other transactions contemplated by this Agreement and to the Parent’s stockholders in connection with the Holdco Stock Issuance and the Holdco Charter Amendment (including any amendments or supplements thereto, the “Joint Proxy Statement”) will, at the date it is first mailed to the Company’s and Parent’s stockholders or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Company.

Section 3.21. International Trade Compliance Matters.

(a) Anti-Corruption Compliance Matters. At no time since the date that is five (5) years prior to the date of this Agreement has the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any directors, officers or employees, agents, distributors, affiliates, representatives, joint ventures, or any other person acting on behalf of the Company or any of its Subsidiaries violated any provision of, or made a voluntary disclosure with respect to any violation of, the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, and any implementing law, rule, or regulation, or any applicable law, rule, or regulation of any locality (collectively, the “Anti-Bribery Laws”). At no time since the Applicable Date has the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any directors, officers or employees, agents, distributors, affiliates, representatives or any other person acting on behalf of the Company or any Subsidiary made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, legal or illegal (collectively, “Payments”), directly or indirectly or by or on behalf of the Company or any of its Subsidiaries to (i) any Governmental Entity or official thereof where such Payment was made to or for the use or benefit of such Governmental Entity or official thereof in violation of Anti-Bribery Laws; (ii) any other person where any part of such Payment would be directly or indirectly given or paid by such person, or would reimburse such person, for any Payment previously made, promised or given to any Governmental Entity or official thereof when such Payment could not be made directly and such Payment is in violation of Anti-Bribery Laws; or (iii) any person where such Payment violated any laws in the country or countries of such person or applicable to such persons or the Anti-Bribery Laws.

(b) Export Compliance Matters. At no time since the date that is five (5) years prior to the date of this Agreement has the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any directors, officers or employees, agents, distributors, affiliates, representatives, joint ventures, or any other person acting on behalf of the Company or any of its Subsidiaries, (i) violated regulations, resolutions, or laws administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the Member States of the European Union, the Export Administration Act of 1979, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, Executive Orders of the President regarding economic sanctions, export controls, and restrictions on trade with designated countries and persons, the antiboycott regulations administered by the United States Department of Commerce, and the antiboycott regulations administered by the United States Department of the Treasury (collectively, “Export Laws”), except such violations that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (ii) been listed or designated pursuant to any Export Laws (including, but not limited to, the Specially Designated Nationals and Blocked Persons List).

Section 3.22. Opinion of the Company Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the qualifications, assumptions and other matters set forth therein, the Common Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified. The Company has obtained all necessary consents (including the authorization of the Company Financial Advisor) to permit the inclusion of such opinion in its entirety (as well as a description of the material financial analyses underlying such opinion) and references thereto in the Joint Proxy Statement. Prior to the date of this Agreement or promptly thereafter, a true, correct and complete copy of such opinion was delivered or will be delivered to Parent.

Section 3.23. Rights Plan. Neither the Company nor any of its Subsidiaries have adopted a stockholders right plan or “poison pill.”

Section 3.24. Ownership of Parent Common Stock. Neither the Company nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) any shares of Parent Common Stock.

Section 3.25. U.S. Citizenship. As of the date of this Agreement and as of immediately prior to the Closing, the Company and each of the Subsidiaries set forth on Section 3.25 of the Company Disclosure Letter is a U.S. Citizen.

Section 3.26. Vessels.

(a) Section 3.26 of the Company Disclosure Letter lists (i) all Vessels owned or leased (on a demise or bareboat basis) by the Company, (ii) whether such Vessels are (A) owned or (B) leased on a demise or bareboat basis, (iii) the owner or lessor (in the case of demise or bareboat charters) of each of the Vessels, and (iv) whether such Vessels are documented with the United States Coast Guard or with a foreign-flag registry. The Company or a Subsidiary is the sole owner of the owned Vessels. The Company or a Subsidiary is the sole demise or bareboat charterer of each of the Vessels leased on a demise or bareboat basis.

(b) Any Vessel that has a certificate of class issued by a classification society are in class under such classification society free from any overdue outstanding recommendations or conditions affecting the class.

(c) The Company has delivered to Parent copies of all insurance policies and certificates of entry and all documentation and information regarding all outstanding reservations by insurance carriers or outstanding violations of Laws as exist with respect to the Vessels. Except as set forth on Section 3.26(c), no Vessel has suffered any accident, casualty, or damage since the Applicable Date whether or not covered by insurance which shall result in a liability to the Company or any of its Subsidiaries in excess of $250,000 per occurrence.

Section 3.27. No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, its Subsidiaries or any other Person on behalf of Parent makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, its Subsidiaries or any other Person on behalf of Parent makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company or any of its Affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and the Subsidiaries of Parent (including any such projections or forecasts made available to the Company or its Affiliates and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and the Company has not relied on any such information or any representation or warranty not set forth in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO, ROOSTER MERGER SUB AND PARENT MERGER SUB

Except (a) as disclosed in the Parent SEC Documents at least three (3) Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Parent Disclosure Letter that relates to such Section or in another Section of the Parent Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, Parent, Holdco, Rooster Merger Sub and Parent Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01. Organization; Standing and Power; Governing Documents; Subsidiaries.

(a) Organization; Standing and Power. Each of Parent and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Governing Documents. The copies of Parent’s Governing Documents as most recently filed with the Parent SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Parent has delivered or made available to the Company a true and correct copy of the Governing Documents of Holdco, Rooster Merger Sub and Parent Merger Sub. Neither Parent, Holdco, Rooster Merger Sub nor Parent Merger Sub is in violation of any of the provisions of its Governing Documents.

(c) Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent that is owned directly or indirectly by the Parent have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Governing Documents of any non-wholly-owned Subsidiary of Parent. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02. Capital Structure.

(a) Capital Stock. As of the date of this Agreement, the authorized capital stock of Parent consists of: (i) 50,000,000 shares of Parent Common Stock; and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of Parent (the “Parent Preferred Stock”). As of June 21, 2019: (A) 22,089,231 shares of Parent Common Stock were issued and outstanding (including 63,554 Parent Restricted Shares, but not including shares held in treasury); (B) 14,459 shares of Parent Common Stock were issued and held by Parent in its treasury; and (C) no shares of Parent Preferred Stock were issued and outstanding or held by Parent in its treasury; and no additional shares of Parent Common Stock or shares of Parent Preferred Stock have been issued other than the issuance of shares of Parent Common Stock upon the exercise or settlement of Parent Equity Awards. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement, including the shares of Parent Common Stock constituting the Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. As of the date of this Agreement, no Subsidiary of Parent owns any shares of Parent Common Stock.

(b) Stock Awards.

(i) As of the date of this Agreement, an aggregate of 873,117 shares of Parent Common Stock are available for future issuance pursuant to Parent Equity Awards under the Parent Stock Plans. As of the date of this Agreement, 272,817 shares of Parent Common Stock are available for future issuance pursuant to outstanding Parent Stock Options, 73,000 shares of Parent Common Stock are available for future issuance pursuant to outstanding Parent RSUs, and a maximum of 102,533 shares of Parent Common Stock are available for future issuance pursuant to outstanding Parent PSUs. All shares of Parent Common Stock subject to issuance under the Parent Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii) Other than the Parent Equity Awards, as of the date of this Agreement, there are no outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt or shares of capital stock of Parent, (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly and in whole or in part, on the value or price of, Parent or any shares of capital stock of Parent (the items in clauses (A), (B), and (C), together with the capital stock of Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Common Stock, all outstanding Parent Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) Other than the Parent Stock Plans and the Parent Equity Awards, as of the date of this Agreement, there are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities or Parent Subsidiary Securities. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities or Parent Subsidiary Securities.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Parent or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Parent or any of its Subsidiaries (collectively, “Parent Voting Debt”) are issued or outstanding.

(d) Parent Subsidiary Securities. As of the date of this Agreement, there are no outstanding: (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Parent; (ii) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly and in whole or in part, on the value or price of, any Subsidiary of Parent or any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Parent (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).

(e) Share Issuance. The shares of Holdco Common Stock to be issued pursuant to the Holdco Share Issuance have been duly and validly authorized and, when issued following the acceptance by the Secretary of State of the State of Delaware of the Holdco Charter Amendment to the Company’s stockholders pursuant to this Agreement, shall be validly issued, fully paid and non-assessable.

Section 4.03. Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a) Authority. Each of Parent, Holdco, Rooster Merger Sub and Parent Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to: (i) in the case of the Parent Merger, the adoption of this Agreement by Holdco as the sole stockholder of Parent Merger Sub (which, in accordance with Section 5.07(c), shall occur immediately following execution of this Agreement); (ii) in the case of the Rooster Merger, the adoption of this Agreement by Holdco as the sole stockholder of Rooster Merger Sub (which, in accordance with Section 5.07(c), shall occur immediately following execution of this Agreement); (iii) in the case of the Holdco Charter Amendment, the approval of the Holdco Charter Amendment by Parent as the sole stockholder of Holdco (which, in accordance with Section 5.07(b), shall occur immediately following execution of this Agreement); (iv) (A) in the case of the Parent Merger and the Holdco Charter Amendment, the need to obtain the affirmative vote of the majority of the shares of Parent Common Stock entitled to vote thereon at the Parent Stockholder Meeting and (B) in the case of the Holdco Stock Issuance, the need to obtain the affirmative vote of the majority of the votes cast at the Parent Stockholder Meeting (the votes referenced in this clause (iv), collectively, the “Requisite Parent Vote”). The execution and delivery of this Agreement by Parent, Holdco, Rooster Merger Sub and Parent Merger Sub and the consummation by Parent, Holdco, Rooster Merger Sub and Parent Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, Holdco, Rooster Merger Sub, Parent Merger Sub and no other corporate proceedings on the part of Parent, Holdco, Rooster Merger Sub and Parent Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Mergers, the Holdco Stock Issuance, and the other transactions contemplated by this Agreement, subject only, (i) to the approval of the Holdco Charter Amendment by Parent as the sole stockholder of Holdco (which, in accordance with Section 5.07(b), shall occur immediately following execution of this Agreement), (ii) to the adoption of this Agreement by Holdco as the sole stockholder of Rooster Merger Sub and Parent Merger Sub (which, in accordance with Section 5.07(c), shall occur immediately following execution of this Agreement), (iii) the Requisite Parent Vote and (iv) the filing and acceptance of the Holdco Charter Amendment with the Secretary of State of the State of Delaware. The Requisite Parent Vote is the only vote of the holders of any class or series of Parent capital stock to approve or adopt this Agreement, approve the Holdco Stock Issuance, approve the Holdco Charter Amendment, consummate the Mergers and the other transactions contemplated hereby. The approval of the Holdco Charter Amendment by Parent as the sole stockholder of Holdco, and the adoption of this Agreement by Holdco as the sole stockholder of each of Rooster Merger Sub and Parent Merger Sub is the only vote of the holders of any class or series of Holdco, Rooster Merger Sub or Parent Merger Sub capital stock necessary to adopt this Agreement and consummate the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Holdco, Rooster Merger Sub and Parent Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent, Holdco, Rooster Merger Sub and Parent Merger Sub, enforceable against Parent, Holdco, Rooster Merger Sub and Parent Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Parent, Holdco, Rooster Merger Sub and Parent Merger Sub and the consummation by Parent, Holdco, Rooster Merger Sub and Parent Merger Sub of the transactions contemplated by this Agreement, including the Mergers, the Holdco Stock Issuance and the Holdco Charter Amendment, do not and will not: (i) subject, in the case of Rooster Merger Sub and Parent Merger Sub, to obtaining the adoption of this Agreement by Holdco as their sole stockholder, contravene or conflict with, or result in any violation or breach of, the Governing Documents of Parent, Holdco, Rooster Merger Sub or Parent Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.03(c) have been obtained or made, and (A) in the case of the consummation of the Rooster Merger, obtaining the adoption of this Agreement by Holdco as the sole stockholder of Rooster Merger Sub, (B) in the case of the consummation of the Parent Merger, obtaining the adoption of this Agreement by Holdco as the sole stockholder of Parent Merger Sub and obtaining the Requisite Parent Vote and (C) in the case of the Holdco Stock Issuance, obtaining the Requisite Parent Vote, conflict with or violate any Law applicable to Parent, Holdco, Rooster Merger Sub, Parent Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Material Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date of this Agreement; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent, Holdco, Rooster Merger Sub or Parent Merger Sub in connection with the execution, delivery, and performance by Parent, Holdco, Rooster Merger Sub and Parent Merger Sub of this Agreement or the consummation of the Mergers, the Holdco Stock Issuance, and the other transactions contemplated hereby, except for (i) the filing of the Holdco Charter Amendment with the Secretary of State of the State of Delaware; (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware; (iii) the filing with the SEC of (A) the Joint Proxy Statement in definitive form in accordance with the Exchange Act, (B) the Form S-4, and the declaration of its effectiveness under the Securities Act, and (C) the filing of such reports or other filings under the Exchange Act or the Securities Act, as applicable, as may be required in connection with this Agreement, the Mergers, the Holdco Stock Issuance, and the other transactions contemplated by this Agreement; (iv) such Consents as may be required under the HSR Act and other Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (v) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Board Approval.

(i) The Parent Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held and has (A) determined that this Agreement and the transactions contemplated hereby, including the Mergers, the Holdco Stock Issuance and the Holdco Charter Amendment, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and the Parent’s stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, the Holdco Stock Issuance and the Holdco Charter Amendment, upon the terms and subject to the conditions set forth herein, (C) directed that this Agreement, the Holdco Stock Issuance and the Holdco Charter Amendment be submitted to a vote of Parent’s stockholders for adoption or approval, as the case may be, at the Parent Stockholders Meeting, and (D) resolved to recommend that Parent’s stockholders vote in favor of adoption of this Agreement and approval of the Parent Merger, the Holdco Stock Issuance and the Holdco Charter Amendment (collectively, the “Parent Board Recommendation”). Subject to Section 5.04, the Parent Board has not rescinded or modified such resolutions in any way.

(ii) The Holdco Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Holdco duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Holdco Stock Issuance and the Holdco Charter Amendment, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Holdco and Parent, as the sole stockholder of Holdco, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Holdco Stock Issuance and the Holdco Charter Amendment, upon the terms and subject to the conditions set forth herein, (C) directed that the Holdco Stock Issuance and the Holdco Charter Amendment be submitted for approval by Parent, as the sole stockholder of Holdco, and (D) resolved to recommend that Parent, as the sole stockholder of Holdco, approve the Holdco Stock Issuance and the Holdco Charter Amendment in accordance with the DGCL.

(iii) Each of the Rooster Merger Sub Board and Parent Merger Sub Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Rooster Merger Sub or Parent Merger Sub, as applicable, duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Rooster Merger Sub or Parent Merger Sub, as applicable, and Holdco, as the sole stockholder of Rooster Merger Sub and Parent Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth herein, (C) directed that this Agreement be submitted for adoption by Holdco, as the sole stockholder of Rooster Merger Sub and Parent Merger Sub, and (D) resolved to recommend that Holdco, as the sole stockholder of Rooster Merger Sub and Parent Merger Sub, adopt this Agreement in accordance with the DGCL.

(e) Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to Parent is applicable to this Agreement, the Mergers, the Holdco Stock Issuance or any of the other transactions contemplated by this Agreement.

Section 4.04. SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2017 (the “Parent SEC Documents”). True, correct, and complete copies of all Parent SEC Documents are publicly available on EDGAR. To the extent that any Parent SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to the Company the full text of all such Parent SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents on the date it was filed. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents filed on or prior to the date of this Agreement is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Internal Controls. Parent has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Parent and its Subsidiaries.

(d) Disclosure Controls and Procedures. Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Neither Parent nor, to the Knowledge of Parent, Parent’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by Parent and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Parent and its Subsidiaries.

(e) Undisclosed Liabilities. The unaudited balance sheet of Parent dated as of the Balance Sheet Date contained in the Parent SEC Documents filed prior to the date of this Agreement is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Off-Balance Sheet Arrangements. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Parent or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g) Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and complete in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Parent is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h) Accounting, Securities, or Other Related Complaints or Reports. Since the Applicable Date none of Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any director or officer of Parent or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of Parent or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of Parent or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to Parent or any of its Subsidiaries, other than any such oral or written complaint, allegation, assertion, or claim that would not reasonably be likely to result in material liability to Parent or any of its Subsidiaries, taken as a whole.

Section 4.05. Absence of Certain Changes or Events.

(a) Since December 31, 2018 through the date of this Agreement, (i) except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and (ii) there has not been or occurred any Parent Material Adverse Effect.

(b) Since the date of the Parent Balance Sheet through the date of this Agreement, there has not been or occurred any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.02.

Section 4.06. Taxes

(a) Tax Returns and Payment of Taxes. Parent and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns. All material Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, Parent has made an adequate provision for such Taxes in Parent’s financial statements included in the Parent SEC Documents (in accordance with GAAP). Parent’s most recent financial statements included in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by Parent and its Subsidiaries through the date of such financial statements. Neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of Parent’s most recent financial statements included in the Parent SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) Withholding. Parent and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Parent Employee, creditor, customer, stockholder, or other party (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) Liens. There are no Liens for material Taxes upon the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(d) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against Parent or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Parent or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of Parent or any of its Subsidiaries.

(e) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where Parent and its Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(f) Tax Rulings. Neither Parent nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Parent nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis (other than any such group including only Parent or its Subsidiaries); (ii) has any material liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement.

(h) Change in Accounting Method. Neither Parent nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(i) Post-Closing Tax Items. Parent and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(j) Section 355. Neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(k) Reportable Transactions. Neither Parent nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.07. Compliance; Permits.

(a) Compliance. Parent and each of its Subsidiaries is and, since the Applicable Date, has been in material compliance with, all Laws applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound. Since the Applicable Date, to the Knowledge of Parent, no Governmental Entity has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b) Permits. Parent and its Subsidiaries hold, to the extent necessary to own, lease and operate their respective properties or businesses as such properties and businesses are being operated as of the date of this Agreement, all Permits, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the Applicable Date, no suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is and, since the Applicable Date, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.08. Litigation. There is no Legal Action pending or, to the Knowledge of Parent, threatened against any of Parent or its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, that (a) if adversely determined, individually, or in the aggregate, would reasonably be likely to result in material liability to Parent or any of its Subsidiaries, taken as a whole, or (b) seeks material injunctive or other material non-monetary relief against Parent or its Subsidiaries, taken as a whole. Neither Parent nor any Subsidiary nor any property or asset of any of the foregoing is subject to any continuing material Order. There are no internal investigations or internal inquiries that, since the Applicable Date, have been conducted or are being conducted by or at the direction of the Parent Board (or any committee thereof) regarding any material accounting practices of Parent or any of its Subsidiaries. For the avoidance of doubt, this Section 4.08 shall not apply to Taxes or the Parent Employee Plans.

Section 4.09. Brokers’ and Finders’ Fees. Except for fees payable to BofA Securities, Inc. and Houlihan Lokey Capital, Inc. (the “Parent Financial Advisors”), the fees and expenses of which will be paid by Parent, no Person is entitled to any brokerage, finders’ or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.10. Related Person Transactions. there are no Contracts, transactions, arrangements, or understandings between Parent or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee) thereof or any holder of 5% or more of the shares of any class of Parent capital stock, but not including any wholly-owned Subsidiary of Parent, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in Parent’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.11. Employee Matters.

(a) Parent Employee Plan. For purposes of this Agreement, “Parent Employee Plan” means each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock option, restricted stock unit, restricted stock, stock purchase, other equity or equity-based awards, phantom equity, bonus, incentive, fringe, paid time off, retirement, pension, death, disability, medical, dental, vision, life insurance or welfare benefits, or other employee benefits or remuneration of any kind, including each employment, consulting, termination, severance, retention or change in control plan, program, arrangement, or agreement, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, in each case, (A) which is sponsored, maintained, contributed to, or required to be contributed to, by Parent, any of its Subsidiaries or any Parent ERISA Affiliate for the benefit of any current employee, officer or director of Parent or any of its Subsidiaries, or (B) with respect to which Parent or any of its Subsidiaries has any Liability.

(b) Compliance. Each Parent Employee Plan has been established, administered, maintained and operated in all material respects in accordance with its terms and any related documents or agreements and in compliance in all material respects with all applicable Laws, including but not limited to ERISA and the Code.

(c) Qualified Plans. Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS on which it may currently rely to the effect that such Parent Employee Plan is qualified and the related trusts are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or with respect to a prototype plan, can currently rely on an opinion or advisory letter from the IRS to the prototype plan sponsor, to the effect that such Parent Employee Plan is qualified and the related trusts are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and, in any case, no circumstance exists that is reasonably likely to result in the revocation of any such determination, opinion or advisory letter or otherwise materially and adversely affect such qualified or tax-exempt status under Sections 401(a) and 501(a), respectively, of the Code.

(d) Contributions. Parent and its Subsidiaries, where applicable, have timely made or properly accrued all contributions, benefits, premiums, and other payments required by and due under the terms of the Parent Employee Plan and applicable Law and accounting principles, except as would not reasonably be likely to result in material liability to Parent or its Subsidiaries.

(e) Certain Parent Employee Plans. None of Parent, any of its Subsidiaries or any Parent ERISA Affiliate maintains, contributes to, is required to contribute to, or has any Liability with respect to, (i) a “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) No Post-Employment Obligations. No Parent Employee Plan provides health, medical, dental, vision, death or life insurance benefits beyond termination of service or retirement, except for the continuation coverage required to be provided under COBRA or other similar applicable Law at the participant’s sole expense.

(g) Foreign Plans. With respect to each Parent Employee Plan that is subject to the Laws of any jurisdiction outside of the United States (the “Parent Foreign Plans”): (i) such Parent Foreign Plan complies in all material respects in form and operation in accordance with its terms and all applicable Laws; (ii) with respect to any Parent Foreign Plan providing retirement or termination benefits, the assets of each such Parent Foreign Plan equal or exceed the projected benefit obligations of such Parent Foreign Plan based upon reasonable actuarial assumptions; and (iii) each Parent Foreign Plan that is required to be registered with a Governmental Entity is so registered.

Section 4.12.  Labor Matters.

(a) There are no material Legal Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries by or on behalf of any of their present or former employees.

(b) To the Knowledge of Parent, there is no labor union organizing or election activity pending or threatened with respect to the employees of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has suffered or sustained any labor strike, slowdown or work stoppage since January 1, 2019 and, to the Knowledge of Parent, no labor strike, slowdown or work stoppage is threatened by the employees of Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since the Balance Sheet Date that would violate or require the provision of notice under the WARN Act.

(c) Parent and its Subsidiaries have complied in all material respects with all applicable Laws related to the employment of their respective employees, including provisions related to payment of wages, hours of work, leaves of absence, equal opportunity, classification of employees and independent contractors, immigration, occupational health and safety, and workers’ compensation.

(d) To the Knowledge of Parent, no officer, executive or management-level employee of Parent or any of its Subsidiaries is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s current employment duties with Parent or any of its Subsidiaries.

(e) Except as would not reasonably be expected to result in a material liability to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries have complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee or independent contractor.

Section 4.13. Environmental Matters.

(a) Parent and each of its Subsidiaries is, and since the Applicable Date has been, in compliance with Environmental Laws in all material respects, possesses and is and since the Applicable Date has been in material compliance with Environmental Permits, such Environmental Permits are valid and in full force and effect (including after taking into account any name changes of Parent and its Subsidiaries), there are no material Legal Actions pending, or, to the Knowledge of Parent, threatened before any Governmental Entity that seek the revocation, cancellation, suspension or adverse modification of any such Environmental Permits, and, to the Knowledge of Parent, there are no issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning Hazardous Materials, except as would not reasonably be expected, individually or in the aggregate, to result a Parent Material Adverse Effect.

(b) Neither Parent nor any of its Subsidiaries has contractually assumed any liability of any other Person (other than Parent or any of its Subsidiaries) arising out of or pursuant to Environmental Laws and Permits that would reasonably be expected to result in material liability to Parent and its Subsidiaries, taken as a whole, or is subject to any unresolved Orders or consent or settlement agreements, in either case, that would reasonably be expected, individually or in the aggregate, to result in a Parent Material Adverse Effect.

(c) There have been no (i) Releases of Hazardous Materials at any of the real property owned by Parent or any of its Subsidiaries or, to the Knowledge of Parent, any real property leased by Parent or any of its Subsidiaries, (ii) Releases of or exposure of Persons to Hazardous Materials by Parent or any of its Subsidiaries or (iii) to the Knowledge of Parent, Releases of Hazardous Materials by any other Person at any real property formerly owned or leased by Parent or any of its Subsidiaries, in each case that would reasonably be expected to result in a material Environmental Claim against Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries, and, to the Knowledge of Parent, no other Person is remediating Hazardous Materials at any Real Property pursuant to any Environmental Law.

(d) Since the Applicable Date, or, to the Knowledge of Parent, any prior date, neither Parent nor any of its Subsidiaries has received written notice that it has been identified as a potentially responsible party in respect of any real property to which Hazardous Materials generated or transported by or on behalf of Parent or any of its Subsidiaries were sent for recycling, treatment, storage or disposal, except as would not reasonably be expected to result in any liability under Environmental Law which is material to Parent and its Subsidiaries, taken as a whole.

(e) There are no material Environmental Claims or unresolved written notices of material violations (including any investigatory, corrective or remedial obligation) pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries.

(f) Parent has made available to the Company all material environmental assessments, reports, data, results of investigations or audits created since the Applicable Date or related to an unresolved material liability that are in the possession or control of Parent or any of its Subsidiaries regarding environmental matters pertaining to Parent, any of its Subsidiaries, the Real Property or any real property formerly owned, leased or operated by Parent or any of its Subsidiaries.

Section 4.14. Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Parent Material Contract” shall mean the following to which Parent or any of its Subsidiaries is a party or any of the respective assets are bound (but in all cases, excluding any Parent Employee Plans or any purchase order entered into in the ordinary course of business consistent with past practice): any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by Parent with the SEC.

(b) Schedule of Material Contracts; Documents. Section 4.14(a) of the Parent Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all Parent Material Contracts. Parent has made available to the Company correct and complete copies of all Parent Material Contracts, including any amendments thereto.

(c) No Breach. (i) All Parent Material Contracts are legal, valid, and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Parent Material Contract; and (iii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party is in breach, or has received written notice of breach, of any Parent Material Contract.

Section 4.15. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent, Holdco, Rooster Merger Sub or Parent Merger Sub for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Parent, Holdco, Rooster Merger Sub or Parent Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement will, at the date it is first mailed to the Company’s and Parent’s stockholders or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent, Holdco, Rooster Merger Sub or Parent Merger Sub with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of Parent, Holdco, Rooster Merger Sub or Parent Merger Sub.

Section 4.16. Opinion of Parent Financial Advisor. The Parent Board has received the opinion of BofA Securities, Inc. to the effect that, as of the date of such opinion and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the Common Exchange Ratio provided for in the Rooster Merger in respect of Company Common Stock is fair, from a financial point of view, to Parent.

Section 4.17. Rights Plan. Neither Parent nor any of its Subsidiaries have adopted a stockholders right plan or “poison pill.”

Section 4.18. Ownership of Company Capital Stock. Neither Parent nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) any shares of Company Capital Stock.

Section 4.19. Holdco and Merger Subs. Holdco: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly-owned Subsidiary of Parent. Neither Rooster Merger Sub nor Parent Merger Sub has engaged in any business activities other than those related to the transactions contemplated by this Agreement, and each of Rooster Merger Sub and Parent Merger Sub are direct, wholly-owned Subsidiaries of Holdco.

Section 4.20. U.S. Citizenship. As of immediately prior to the Closing, to the Knowledge of Parent, Parent and Holdco are each a U.S. Citizen.

Section 4.21. Debt Financing. Parent has delivered to the Company a true, correct and complete copy of the fully executed commitment letter, dated the date hereof, executed and delivered by Parent, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Bank of America, N.A., and BofA Securities, Inc., together with all annexes, exhibits, schedules and attachments thereto, in each case, as amended or otherwise modified only to the extent expressly permitted by this Agreement, and all fee letters associated therewith (the “Fee Letters”) (with, in the case of the Fee Letters, certain economic pricing terms redacted (none of which redacted provisions will adversely affect the availability of, or impose conditions on, the availability of the Debt Financing at the Closing) (collectively, the “Debt Commitment Letter”)) to provide to Parent, subject to the terms and conditions therein, the Debt Financing. As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified and the respective obligations and commitments contained therein have not been withdrawn, terminated or rescinded in any respect. As of the date of this Agreement, no amendment, restatement, withdrawal, termination or other modification of the Commitment Letter is contemplated (except for any modifications or adjustments within the limits of the “market flex” provisions set forth in the Fee Letter). As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent, and, to the Knowledge of Parent, the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity. Parent has fully paid any and all commitment fees and other fees in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement. The net cash proceeds of the Debt Financing contemplated by the Debt Commitment Letter will, when added to the portion of the Debt Financing that is available, cash and cash equivalents and equity issuances (prior to the Closing Date) of Parent, Holdco, Rooster Merger Sub, Parent Merger Sub and their respective Subsidiaries, be sufficient (a) to consummate the Mergers upon the terms contemplated by this Agreement and to pay all related Expenses associated therewith and (b) to fully satisfy all of the outstanding indebtedness of the Company or any of its Subsidiaries to the extent required to be repaid in connection with the consummation of the Mergers and the other transactions contemplated hereby (the aggregate amount described in this sentence is referred to as the “Required Amount”). As of the date of this Agreement, Parent has no reason to believe that any of the conditions precedent to closing of the Debt Financing will not be satisfied, or that the Debt Financing will not be made available to Parent, in each case, at or prior to the Closing. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default, event of default or breach on the part of Parent under any term or condition of the Debt Commitment Letter or that would permit the financial institutions party thereto to terminate, or to not fund the Debt Financing at or prior to the Closing upon satisfaction of all conditions thereto set forth in, the Debt Commitment Letter. Except as set forth in the Debt Commitment Letter, there are no (a) conditions precedent to the respective obligations of the lenders specified in the Debt Commitment Letter to fund the full amount of the Debt Financing at or prior to the Closing; or (b) contractual contingencies under any agreements, side letters or arrangements relating to the Debt Financing to which any of Parent, Holdco, Rooster Merger Sub, Parent Merger Sub or any of their respective Affiliates is a party that would permit the lenders specified in the Debt Commitment Letter to reduce the total amount of the Debt Financing, or that would materially and adversely affect the availability to Parent of the Debt Financing at or prior to the Closing.

Section 4.22. Solvency. Immediately after giving effect to the Transactions, assuming the accuracy of the representations and warranties of the Company as set forth in Article III, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall (a) be able to pay their respective debts as they become due and (b) have adequate capital to carry on their respective businesses.

Section 4.23. No Other Representations or Warranties. Except for the representations and warranties contained in Article III, each of Parent, Holdco, Rooster Merger Sub and Parent Merger Sub acknowledges that none of the Company, its Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, its Subsidiaries or any other Person on behalf of the Company makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent or any of its Affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries (including any such projections or forecasts made available to Parent or its Affiliates and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and neither Parent, Holdco, Rooster Merger Sub nor Parent Merger Sub has relied on any such information or any representation or warranty not set forth in Article III.

Article V

COVENANTS

Section 5.01. Conduct of the Business of the Company. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, as set forth in Section 5.01 of the Company Disclosure Letter or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to conduct its business in the ordinary course of business consistent with past practice. To the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and management-level employees, to preserve its and its Subsidiaries’ present relationships with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates, licensors, licensees, and other Persons having material business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend or propose to amend its Governing Documents;

(b) (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities (other than in connection with the payment of the exercise price or tax withholding relating to any Company Equity Award), or (iii) except as required by the Series A Certificate of Designation, declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c) issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon (i) the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, (ii) the exercise of any Warrants outstanding as of the date of this Agreement in accordance with its terms or (iii) the conversion of any share of Company Preferred Stock outstanding as of the date of this Agreement in accordance with the terms of the Series A Certificate of Designation;

(d) increase the compensation or benefits of any of its directors, officers, employees or consultants, other than (A) increases in compensation for non-officer employees (other than increases in retirement, retiree medical, dental, vision or life insurance, pension, equity or equity-based, retention, change in control or severance payments or benefits for any employees whose annualized total compensation exceeds $150,000) in the ordinary course of business consistent with past practice, provided that such increases are not, in the aggregate, material to the Company or any of its Subsidiaries, (B) as required by the terms of any Company Employee Plan as in effect as of immediately prior to the date of this Agreement, or (C) as required by Law, (ii) promote any officers or employees, except (A) in connection with the Company’s annual or quarterly compensation review cycle or (B) as the result of the termination or resignation of any officer or employee, (iii) hire or terminate other than for cause (or provide a notice of termination other than for cause to) any officer, employee or consultant whose annualized total compensation exceeds $150,000, or (iv) except as required by Law or by the terms of any Company Employee Plan as in effect as of immediately prior to the date of this Agreement, establish, adopt, enter into, materially amend, terminate, or materially modify any Company Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement;

(e) other than as required by applicable Law, recognize any new union or other labor organization as the representative of any of the employees of the Company or its Subsidiaries, or enter into any new or amended collective bargaining agreement or other agreement with any labor organization, work council, or trade union;

(f) announce, implement or effect any material reduction in force, layoff or other program resulting in the termination of employees, in each case, that would trigger the WARN Act;

(g) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case, in excess of $1,000,000 in the aggregate;

(h) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; except (A) transferring, selling, leasing or disposing of obsolete equipment or assets being replaced, or granting of non-exclusive licenses under the Company IP, (B) in the ordinary course of business consistent with past practice or (C) for any assets having an aggregate value of less than $1,000,000, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (i) indebtedness of borrowed money incurred in the ordinary course of business under the Company Credit Facility as of the date of this Agreement, (ii) in connection with the financing of ordinary course trade payables consistent with past practice, and (iii) intercompany indebtedness between the Company and any wholly owned Subsidiaries or among any wholly owned Subsidiaries;

(j) other than in the ordinary course of business consistent with past practice, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract with respect to material Real Property or any other Contract or Real Property Lease that, if in effect as of the date of this Agreement would constitute a Company Material Contract with respect to material Real Property hereunder;

(k) institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $1,000,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief that would have a material restrictive impact on the Company’s or any of its Subsidiaries’ business;

(l) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(m) (i) settle or compromise any material Tax claim, audit, or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(n) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(o) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Holdco, Rooster Merger Sub, Parent Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(p) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company IP (other than in connection with a Permitted Lien), or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(q) terminate or modify, or fail to exercise renewal rights, in any material respect any material insurance policy;

(r) except to the extent expressly permitted by Section 5.04 or Article VII, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Mergers, or the other transactions contemplated by this Agreement;

(s) adopt or otherwise implement any stockholder rights plan, “poison pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging Parent or Merger Sub from acquiring control of the Company pursuant to this Agreement; or

(t) agree, authorize or commit to do any of the foregoing.

Section 5.02. Conduct of the Business of Parent. During the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, as set forth in Section 5.02 of the Parent Disclosure Letter, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), conduct its business in the ordinary course of business consistent with past practice. To the extent consistent therewith, Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and management-level employees, to preserve its and its Subsidiaries’ present relationships with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates, licensors, licensees, and other Persons having material business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.02 of the Parent Disclosure Letter or as required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) Except for the Holdco Charter Amendment, amend or propose to amend its Governing Documents in a manner that would adversely affect the Company or the holders of Company Capital Stock relative to holders of Parent Common Stock;

(b) (i) split, combine, or reclassify any Parent Securities or Parent Subsidiary Securities in a manner that would adversely affect the Company or the holders of Company Common Stock relative to the other holders of Parent Common Stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Parent Securities or Parent Subsidiary Securities (other than in connection with the payment of the exercise price or tax withholding relating to any Parent Equity Award), or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than (A) dividends from its direct or indirect wholly-owned Subsidiaries, (B) ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment and (C) the payment of dividends and dividend equivalents in respect of Parent Equity Awards in accordance with the terms thereof);

(c) issue, sell, pledge, dispose of, or encumber any Parent Securities or Parent Subsidiary Securities, other than (i) the issuance of shares of Parent Common Stock in connection with any Parent Equity Awards outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Parent Common Stock in connection with any Parent Equity Award granted after the date of this Agreement in the ordinary course of business consistent with past practice and (iii) after consultation in good faith with the Company, sales or issuance of Parent Common Stock or securities convertible into Parent Common Stock in an amount sufficient to raise net proceeds equal to the Required Amount to the extent the Debt Financing is not available notwithstanding Parent’s reasonable best efforts to secure the Debt Financing (including Alternative Financing) in accordance with Section 5.17;

(d) except as set forth in Section 5.02(d) of the Parent Disclosure Letter, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or delay the consummation of the Mergers or other transactions contemplated by this Agreement;

(e) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of Parent; except (A) in the ordinary course of business consistent with past practice or (B) for any assets having an aggregate value of less than $1,000,000, or (ii) adopt or effect a material plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(f) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(g) except to the extent expressly permitted by Section 5.04 or Article VII, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially impede, or materially delay the consummation of the Mergers, the Holdco Stock Issuance or the other transactions contemplated by this Agreement; or

(h) agree, authorize or commit to do any of the foregoing.

Section 5.03. Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall, and shall cause its Subsidiaries and its Representatives to, afford to Parent and its Representatives reasonable access, at reasonable times, upon reasonable advance notice to all of its officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets, and the Company shall, and shall cause its Subsidiaries and its Representatives to, furnish promptly to Parent such other information concerning its business and properties as Parent may reasonably request from time to time. No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated March 21, 2019, between Parent and the Company (the “Rooster Confidentiality Agreement”) and the Confidentiality Agreement, dated March 25, 2019, between Parent and the Company (the “Parent Confidentiality Agreement” and, together with the Rooster Confidentiality Agreement, the “Confidentiality Agreements”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

(c) This Section 5.03 shall not require the Company to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with outside counsel) of the Company would reasonably be expected to result in (i) any violation of any Law to which the Company or its Subsidiaries is subject or cause any privilege (including attorney-client privilege) which the Company or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Company’s good faith judgment (after consultation with outside counsel) adversely affect in any material respect the Company’s position in any pending or, what the Company believes in good faith (after consultation with outside counsel) would reasonably be expected to be, a future Legal Action or (ii) if the Company and its Subsidiaries, on the one hand, and Parent or any of its Subsidiaries, on the other hand, are adverse parties in a Legal Action, such information being reasonably pertinent thereto; provided that the parties shall use their reasonable best efforts to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with outside counsel)) reasonably be likely to result in the violation of any such Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (B) would reasonably (in the good faith belief of the Company (after consultation with outside counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Parent shall be provided access to such information; provided, further, that the Company shall (1) notify Parent that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such Law or are reasonably likely to cause such privilege to be undermined, and (2) communicate to Parent in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.03(c)).

Section 5.04. No Solicitation or Change in Recommendation.

(a) Neither the Company, on the one hand, nor Parent, on the other hand, shall, and each shall cause its Subsidiaries not to, and shall not authorize or permit its or its Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that would reasonably be expected to lead to any Takeover Proposal, or, except in accordance with this Section 5.04: (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or Parent or any of their respective Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or Parent or any of their respective Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal; (ii) (A) except where the Company Board or Parent Board, as applicable, makes a good faith determination, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (iii) enter into an Acquisition Agreement. The Company, on the one hand, and Parent, on the other hand, shall and shall cause their respective Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date of this Agreement with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or Parent and any of their respective Subsidiaries that was furnished by or on behalf the Company or Parent, as applicable, or their respective Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding Section 5.04(a), prior to the receipt of the Requisite Company Vote, the Company Board, on the one hand, and prior to the receipt of the Requisite Parent Vote, the Parent Board, on the other hand, directly or indirectly through any Representative, may, subject to Section 5.04(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board or Parent Board, as applicable, believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor or Parent’s financial advisor, as applicable, constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to such party or any of its respective Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which shall be provided for informational purposes to the other party); (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable; or (iv) take any action that any court of competent jurisdiction orders such party to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board or Parent Board, as applicable, determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause it to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board or Parent Board, as applicable, from disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the party determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(c) The Company Board, on the one hand, and the Parent Board, on the other hand, shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.04(b) unless such party shall have delivered to the other party a prior written notice advising the other party that it intends to take such action. The Company, on the one hand, and Parent, on the other hand, shall notify the other party promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by such party (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information in contemplation of a Takeover Proposal relating to such party or any of its Subsidiaries. In such notice, such party shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. Such party shall thereafter keep the other party fully informed, on a current basis (and, in any event, within twenty-four (24) hours), of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. Such party shall promptly provide the other party with copies of any non-public information concerning the disclosing party’s or any of its Subsidiaries’ business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to such party.

(d) Except as expressly permitted by this Section 5.04, neither the Company Board shall effect a Company Adverse Recommendation Change, nor shall the Parent Board effect a Parent Adverse Recommendation Change; or, in either case, enter into (or permit any of its Subsidiaries to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of: (i) the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquisition Agreement; and (ii) the Requisite Parent Vote, the Parent Board may effect a Parent Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquisition Agreement, if (A) such party promptly notifies the other party, in writing, at least four (4) Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, or entering into (or causing one of its Subsidiaries to enter into) an Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that such party has received a Takeover Proposal that such party’s board of directors (or a committee thereof) intends to declare a Superior Proposal and that it intends to effect a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, and/or such party intends to enter into an Acquisition Agreement, (B) such party attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal, (C) such party shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with the other party in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if the other party, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Day remains in the Superior Proposal Notice Period subsequent to the time such party notifies the other party of any such material revision (it being understood that there may be multiple extensions)), and (D) such party’s board of directors (or a committee thereof) determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the other party during the Superior Proposal Notice Period in the terms and conditions of this Agreement.

(e) Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement: (i) but, in the case of the Company, prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change; and (ii) but, in the case of Parent, prior to the receipt of the Requisite Parent Vote, Parent may effect a Parent Adverse Recommendation Change; in each case, if (A) prior to effecting the Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, such party promptly notifies the other party, in writing, at least four (4) Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) such party shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with the other party in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, ceases to constitute an Intervening Event, if the other party, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Intervening Event Notice Period, there is any material development in an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least four (4) Business Days remains in the Intervening Event Notice Period subsequent to the time such party notifies the other party of any such material development (it being understood that there may be multiple extensions)), and (C) such party’s board of directors (or a committee thereof) determines in good faith, after consulting with outside legal counsel, that the failure to effect such Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, after taking into account any adjustments made by the other party during the Intervening Event Notice Period, would continue to constitute a breach of its fiduciary duties under applicable Law. The parties acknowledge and hereby agree that (1) any Company Adverse Recommendation Change or Parent Adverse Recommendation Change effected (or proposed to be effected) in response to or in connection with any Takeover Proposal may be made solely and exclusively pursuant to Section 5.04(d) only, and may not be made pursuant to this Section 5.04(e), and (2) any Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, may only be made pursuant to this Section 5.04 and no other provisions of this Agreement.

Section 5.05. Preparation of Joint Proxy Statement and Form S-4.

(a) In connection with the Company Stockholders Meeting and Parent Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare and file with the SEC the Form S-4 (which shall include the Joint Proxy Statement as a prospectus). The Company and Parent shall each use its reasonable best efforts to: (i) cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the Mergers. Parent shall notify the Company promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction. Each of Parent and the Company shall use its reasonable best efforts to: (A) cause the Joint Proxy Statement to be mailed to the Company Common Stockholders and holders of Parent Common Stock as promptly as practicable after the Form S-4 is declared effective under the Securities Act, and (B) ensure that the Joint Proxy Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the Holdco Stock Issuance in the Mergers, and the Company shall furnish to Parent all information concerning the Company as may be reasonably requested in connection with any such actions.

(b) Parent and the Company shall furnish to the other party all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Form S-4 or the Joint Proxy Statement. Each of Parent and the Company shall promptly correct any information provided by it for use in the Form S-4 or the Joint Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the party which discovers such information shall promptly notify the other party describing such false or misleading information. Each of Parent and the Company shall take all steps necessary to amend or supplement the Form S-4 or the Joint Proxy Statement, as applicable, and to cause the Form S-4 or Joint Proxy Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the Company Common Stockholders or holders of Parent Common Stock, in each case as and to the extent required by applicable Law. The Company shall cooperate with Parent in good faith to update the historical financial information of the Company and its Subsidiaries to comply with Accounting Standards Codification 606 (Revenue from Contracts with Customers) and Accounting Standards Codification 842 (Leases), as necessary, for inclusion in the Form S-4 or any other SEC filings required to be made by Parent, and shall provide Parent with reasonable access to all books and records of the Company and its Subsidiaries reasonably necessary to make such updates.

(c) Parent and the Company shall promptly provide the other party and their counsel with any comments or other communications, whether written or oral, that Parent or the Company, or their counsel may receive from the SEC or its staff with respect to the Form S-4 or the Joint Proxy Statement promptly after the receipt of such comments. The parties shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-4 or the Joint Proxy Statement. Prior to the filing of the Form S-4 or the Joint Proxy Statement with the SEC (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Company Adverse Recommendation Change or Parent Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 5.04) or the dissemination thereof to the Company Common Stockholders or holders of Parent Common Stock, or responding to any comments of the SEC with respect to the Form S-4 or Joint Proxy Statement, each of Parent and the Company shall provide the other party and their counsel a reasonable opportunity to review and comment on such Form S-4, Joint Proxy Statement, or response (including the proposed final version thereof), and each of Parent and the Company shall give reasonable and good faith consideration to any comments made by the other party or their counsel.

Section 5.06. Company Stockholders Meeting. The Company shall take all action necessary in accordance with its Governing Documents and applicable Law to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, the Company shall mail the Joint Proxy Statement to the Company Common Stockholders in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change in accordance with Section 5.04 hereof, the Joint Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.04 hereof, the Company shall use its reasonable best efforts to: (a) solicit from the Company Common Stockholders proxies in favor of the adoption of this Agreement and approval of the Merger; and (b) secure the vote or consent of the Company Common Stockholders required by NYSE, the DGCL or other applicable Law to obtain such approval. The Company shall keep Parent reasonably updated with respect to proxy solicitation results as reasonably requested by Parent. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (other than: (i) in order to obtain a quorum of its stockholders present or represented by a proxy at the Company Stockholders Meeting; or (ii) as reasonably determined by the Company to comply with applicable Law). The Company shall use its reasonable best efforts to cooperate with Parent to hold the Company Stockholders Meeting on the same day and at the same time as the Parent Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting. If the Company Board makes a Company Adverse Recommendation Change, it will not alter the obligation of the Company to submit the adoption of this Agreement to the Company Common Stockholders at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with the terms set forth in Article VII prior to the Company Stockholders Meeting.

Section 5.07. Parent Stockholders Meeting; Approval by Sole Stockholder of Holdco; Approval by the Sole Stockholder of Rooster Merger Sub and Parent Merger Sub.

(a) Parent shall take all action necessary in accordance with its Governing Documents and applicable Law to duly call, give notice of, convene, and hold the Parent Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, Parent shall mail the Joint Proxy Statement to the holders of Parent Common Stock in advance of the Parent Stockholders Meeting. Except to the extent that the Parent Board shall have effected a Parent Adverse Recommendation Change in accordance with Section 5.04 hereof, the Joint Proxy Statement shall include the Parent Board Recommendation. Subject to Section 5.04 hereof, Parent shall use reasonable best efforts to: (i) solicit from the holders of Parent Common Stock proxies in favor of the approval of the Parent Merger, Holdco Stock Issuance and the Holdco Charter Amendment; and (ii) secure the vote or consent of the holders of Parent Common Stock required by Nasdaq, the DGCL or other applicable Law to obtain such approvals. Parent shall keep the Company reasonably updated with respect to proxy solicitation results as reasonably requested by the Company. Once the Parent Stockholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting without the consent of the Company (other than: (A) in order to obtain a quorum of its stockholders present or represented by a proxy at the Parent Stockholders Meeting; or (B) as reasonably determined by Parent to comply with applicable Law). Parent shall use its reasonable best efforts to cooperate with Company to hold the Parent Stockholders Meeting on the same day and at the same time as the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting. If the Parent Board makes a Parent Adverse Recommendation Change, it will not alter the obligation of Parent to submit the adoption of this Agreement, approval of the Holdco Stock Issuance or approval of the Holdco Charter Amendment to the holders of Parent Common Stock at the Parent Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance the terms set forth in Article VII prior to the Parent Stockholders Meeting.

(b) Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Holdco, shall approve this Agreement and transactions contemplated hereby, including the Holdco Stock Issuance and the Holdco Charter Amendment, in accordance with the DGCL and, promptly thereafter, deliver to the Company a copy of the written consent or the minutes of the stockholders meeting of Holdco reflecting such adoption and approval

(c) Immediately following the execution and delivery of this Agreement, Holdco, as sole stockholder of each of Rooster Merger Sub and Parent Merger Sub, shall adopt this Agreement and approve the Mergers, in accordance with the DGCL and, promptly thereafter, deliver to the Company a copy of the written consent or the minutes of the stockholders meeting of Rooster Merger Sub and Parent Merger Sub reflecting such adoption and approval.

Section 5.08. Notices of Certain Events; Stockholder Litigation.

(a) Notices of Certain Events. The Company shall notify Parent, and Parent shall notify the Company, promptly of: (i) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b), or Section 6.02(c) of this Agreement (in the case of the Company) or Section 6.03(a), Section 6.03(b), or Section 6.03(c) of this Agreement (in the case of Parent), to be satisfied.

(b) Stockholder Litigation. Each of the Company and Parent shall promptly advise the other party in writing after becoming aware of any Legal Action commenced, or to its Knowledge threatened, after the date of this Agreement against such party or any of its directors by any stockholder of such party (on their own behalf or on behalf of such party) relating to this Agreement or the transactions contemplated hereby (including the Mergers) and shall keep the other party reasonably informed regarding any such Legal Proceeding. The Company and Parent shall give the other party the opportunity to consult with such party regarding the defense or settlement of any such stockholder litigation and shall consider the other party’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed, or conditioned).

(c) No Effect on Disclosure Letters. In no event shall: (i) the delivery of any notice by a party pursuant to this Section 5.08 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; (ii) disclosure by the Company be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to the Company’s representations or warranties; or (iii) disclosure by Parent be deemed to amend or supplement the Parent Disclosure Letter or constitute an exception to Parent’s or Merger Sub’s representations or warranties. This Section 5.08 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

Section 5.09. Employees; Benefit Plans.

(a) During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with the Rooster Surviving Corporation, Parent or any of their respective Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Rooster Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with annual base salary or hourly wage rate, annual target cash bonus opportunity amount (excluding equity-based compensation), and other employee benefits (excluding any equity and equity-based, change in control, retention, retiree welfare and defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the annual base salary or hourly wage rate, annual target cash bonus opportunity amount (excluding equity-based compensation), and other employee benefits (excluding any equity and equity-based, change in control, retention, retiree welfare and defined benefit retirement benefits) provided by the Company and its Subsidiaries to such Company Continuing Employees on the date of this Agreement. This Section 5.09 shall not apply to any Company Continuing Employee who is covered by a collective bargaining or similar agreement.

(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries (but excluding any retiree welfare plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity or equity-based compensation arrangements maintained by Parent or any of its Subsidiaries) in which any Company Continuing Employees will be offered participation (collectively, “Parent Benefit Plans”), effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Rooster Surviving Corporation to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any such Parent Benefit Plan; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.

(c) Effective no later than the day immediately preceding the Closing Date, the Company shall terminate any Company Employee Plans maintained by the Company or its Subsidiaries that Parent has requested to be terminated by providing a written notice to the Company at least thirty (30) days prior to the Closing Date. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated.

(d) This Section 5.09 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.09, express or implied, shall confer upon any Company Employee, any Company Continuing Employee, any dependent or beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.09. Nothing contained in this Section 5.09, express or implied: (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Rooster Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.09 shall not create any right in any Company Employee, any Company Continuing Employee or any other Person to any continued employment or service with the Rooster Surviving Corporation, Parent, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever, or otherwise alter any existing at-will employment relationship.

(e) With respect to the matters described in this Section 5.09, neither the Company nor any of its Subsidiaries shall send any written notices or make any communication to any Company Employee without the prior written consent of Parent.

Section 5.10. Directors’ and Officers’ Indemnification and Insurance.

(a) Parent, Holdco, Rooster Merger Sub and Parent Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Governing Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date of this Agreement and disclosed in Section 5.10 of the Company Disclosure Letter, including provisions relating to the advancement of expenses incurred in the defense of any Legal Action, shall be assumed by the Rooster Surviving Corporation in the Rooster Merger, without further action, at the Effective Time and shall survive the Rooster Mergers and shall remain in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the Rooster Surviving Corporation shall, and Holdco and the Parent Surviving Corporation shall cause the Rooster Surviving Corporation to, maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of the Governing Documents of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. During such period, Holdco shall guarantee the obligations of the Rooster Surviving Corporation with respect to any and all amounts payable under this Section 5.10.

(b) The Rooster Surviving Corporation shall, and Holdco and the Parent Surviving Corporation shall each cause the Rooster Surviving Corporation to obtain as of the Effective Time “tail” officers’ and directors’ insurance policies, which by its terms shall survive the Mergers and shall provide each Indemnified Party with coverage for not less than six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties than the terms of the directors’ and officers’ liability insurance policy currently maintained by the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Rooster Surviving Corporation be required to expend an annual premium for such coverage in excess of three hundred percent (300%) of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.10(b) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Rooster Surviving Corporation will obtain, and Holdco and the Parent Surviving Corporation shall each cause the Rooster Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

(c) The obligations of Parent, Holdco, Rooster Merger Sub, Parent Merger Sub, the Rooster Surviving Corporation and the Parent Surviving Corporation under this Section 5.10 shall survive the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(d) In the event Holdco, Parent, the Rooster Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Holdco, Parent or the Rooster Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.10. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11. Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions and limitations set forth in this Agreement (including those contained in this Section 5.11), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Mergers and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), (iii) and (iv) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent, Holdco, Rooster Merger Sub or Parent Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other party (including considering the other party’s comments in good faith), an appropriate response in compliance with such request, and, if permitted by applicable Law, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, each party has the right to redact or otherwise exclude the other party from receiving any confidential competitively sensitive information required to be shared under this Section 5.11; provided that such other party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel basis only. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

(b) Without limiting the generality of the undertakings pursuant to Section 5.11(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws information and documents requested by any such Governmental Entity as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided, that in the case of the filing under the HSR Act, such filing shall be made within ten (10) Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 5.11(b) hereof, take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Mergers, the Holdco Stock Issuance, the Holdco Charter Amendment or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, or any other temporary or permanent injunction which could delay or prevent the Closing, the parties shall use their reasonable best efforts to resist, at their respective cost and expense, any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Parent shall have the sole right to devise and implement the strategy for obtaining any necessary clearance or approval, for responding to any request, inquiry, or investigation, for defending any lawsuit challenging the Mergers, the Holdco Stock Issuance, the Holdco Charter Amendment or any other transaction contemplated by this Agreement, and for leading all meetings and communications with any Governmental Entity that has authority to enforce the Antitrust Laws; provided, however, that Parent shall consult with the Company and consider in good faith views expressed by the Company and its Representatives concerning the foregoing.

(d) Without limiting the generality of Parent’s undertakings pursuant to this Section 5.11, but subject to Section 5.11(e), Parent agrees to use its reasonable best efforts including by taking any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity or any other Person so as to enable the parties to consummate the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, order, hold separate orders, or otherwise the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, Parent shall use its reasonable best efforts including by defending through Legal Action on the merits any claim asserted in any Governmental Entity by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(e) Notwithstanding anything to the contrary contained in this Agreement, including Section 5.11(d), nothing in this Agreement shall require Parent to take any action that will require, or be deemed to require, Parent or the Company to take any action that would reasonably be expected to have or result in a “Material Adverse Impact,” including but not limited to any Material Adverse Impact that would result from (i) disposing or transferring any asset, including those of Parent or the Company; (ii) licensing or otherwise making available to any Person, any technology or other Intellectual Property of Parent or the Company; (iii) holding separate any assets or operations (either before or after the Closing Date) of Parent or the Company; or (iv) changing or modifying any course of conduct or otherwise making any commitment (to any Governmental Entity or otherwise) regarding future operations of Parent or the Company’s business to obtain any approval or clearance from any Governmental Entity or to prevent the initiation of any Legal Action by any Governmental Entity under any Antitrust Law or to prevent the entry of any decree, judgment, injunction (preliminary or permanent), or any order that would otherwise make the Agreement, Merger, or any contingent agreements unlawful. “Material Adverse Impact” means any material reduction in the value (including any reasonably anticipated economic benefit to be received by Holdco and its Subsidiaries, taken as a whole), measured either individually or in the aggregate of Parent, the Company and the combined business, expected from the Mergers.

Section 5.12. Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent, Holdco, Rooster Merger Sub and Parent Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.12 shall not apply to any release or announcement made or proposed to be made in connection with and related to: (a) a Company Adverse Recommendation Change, (b) a Parent Adverse Recommendation Change; or (c) any disclosures made in compliance with Section 5.04.

Section 5.13. Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, Holdco, the Rooster Merger Sub, Parent Merger Sub, the Company, the Mergers, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and each of Parent, Holdco, the Parent Board and the Holdco Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.14. Section 16 Matters. Prior to the Effective Time, the Company, Parent, Holdco, Rooster Merger Sub and Parent Merger Sub shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act:

(a) any dispositions of shares of Company Capital Stock (including derivative securities with respect to such shares) and Parent Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director (including any Person that may be deemed a director by deputization) or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, as applicable, immediately prior to the Effective Time; and

(b) any acquisitions of Holdco Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each Person who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Holdco immediately after the Effective Time.

Section 5.15. Stock Exchange Matters.

(a) Holdco, Parent and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary to cause the shares of Holdco Common Stock to be issued in connection with the Mergers (including shares of Holdco Common Stock to be reserved for issuance upon exercise of Holdco Stock Options or Warrants to be issued pursuant to Section 2.03(a) and Section 2.04, respectively) to be listed on Nasdaq (or such other stock exchange as may be mutually agreed upon by the Company and Parent), subject to official notice of issuance, prior to the Effective Time.

(b) To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of the NYSE to enable the delisting by the Rooster Surviving Corporation of the shares of Company Common Stock from the NYSE, the delisting by the Rooster Surviving Corporation of the Warrants from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time.

Section 5.16. Certain Tax Matters. The parties to this Agreement shall cooperate and use their respective reasonable best efforts to obtain the Parent Tax Opinion, the Company Tax Opinion and any Tax opinions required to be filed with the SEC in connection with the filing of the Form S-4 or any other filings with the SEC, including (a) delivering to the applicable counsel representation letters necessary or appropriate to enable applicable counsel to issue a Tax opinion in connection with any filings with the SEC, dated and executed as of the date the Form S-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with any such filings or exhibits, and (b) delivering to the applicable counsel representation letters containing representations necessary or appropriate to enable applicable counsel to issue a Parent Tax Opinion and the Company Tax Opinion, dated and executed as of the dates of the Parent Tax Opinion and the Company Tax Opinion.

Section 5.17. Financing Matters.

(a) Parent will use its reasonable best efforts to arrange and obtain the Debt Financing, if necessary, at or prior to the Closing on the terms and conditions described in the Debt Commitment Letter, and, without the Company’s prior written consent, will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter if such amendment, modification or waiver would (i) reduce the aggregate amount of the Debt Financing as provided in the Debt Commitment Letter below the Required Amount, or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, in each case, to the receipt by Parent at or prior to the closing of the Debt Financing; provided, however, that Parent, Holdco, Rooster Merger Sub and Parent Merger Sub may (x) amend the Debt Commitment Letter to add creditworthy lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement if the addition of such parties, individually or in the aggregate, would not reasonably be expected to delay or prevent the consummation of the Debt Financing or the Closing or (y) otherwise amend or replace the Debt Commitment Letter so long as (A) such amendment does not impose terms or conditions that would reasonably be expected to delay or prevent the Closing, (B) the terms do not reduce the aggregate amount of the Debt Financing as provided in the Debt Commitment Letter below the Required Amount and (C) with respect to replacements, the replacement debt commitments otherwise satisfy the terms and conditions of Alternative Financing set forth below. In the event of such amendment or replacement of the Debt Commitment Letter as permitted by the proviso to the immediately preceding sentence, the financing under such amended or replaced Debt Commitment Letter will be deemed to be “Debt Financing” as such term is used in this Agreement. Parent shall promptly notify the Company if, at any time prior to the Closing Date, (i) the Debt Commitment Letter shall expire or be terminated for any reason, (ii) any Financing Source that is a party to the Debt Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent or that Parent is in breach thereof or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain an aggregate amount of the Debt Financing as provided in the Debt Commitment Letter of at least the Required Amount. Parent will use its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter (including any definitive agreements entered into in connection therewith), (ii) satisfy when required by the Debt Commitment Letter as in effect on the date of this Agreement all conditions in the Debt Commitment Letter applicable to Parent, Holdco, Rooster Merger Sub and Parent Merger Sub to obtaining the Debt Financing at or prior to the Closing, (iii) negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on terms and conditions consistent in all material respects with the Debt Commitment Letter (as such terms and conditions may be modified or adjusted in accordance with the terms hereof and thereof and within the limits of the “market flex” provisions set forth in the Fee Letters) at or prior to the Closing (such definitive agreements, together with the Debt Commitment Letter, the “Financing Agreements”), (iv) upon satisfaction of the conditions contained in the Debt Commitment Letter, consummate the Debt Financing at or prior to the Closing and (v) in the event of a failure to fund by Financing Sources in accordance with the Debt Commitment Letter that prevents, impedes or delays Closing, enforce its rights under the Debt Commitment Letter with respect thereto. Upon the reasonable request of the Company, Parent will keep the Company reasonably informed on a reasonably timely basis of any material developments in the status of Parent’s and Merger Sub’s efforts to arrange the Debt Financing.

(b) If the Debt Commitment Letter shall expire or terminate for any reason, or if any portion of the amount of the Debt Financing necessary to fund the Required Amount becomes reasonably likely to be unavailable on the Closing Date, (i) Parent will promptly notify the Company and (ii) Parent will use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, a new debt financing commitment that provides for a debt financing, the net cash proceeds of which, when added to the portion of the Debt Financing that is available, cash and cash equivalents and equity issuances (prior to the Closing Date) of Parent, Holdco, Rooster Merger Sub, Parent Merger Sub and their respective Subsidiaries, will be sufficient to fund the Required Amount, in each case, with conditions not materially less favorable, taken as a whole, to Parent, Merger Sub and the Company than the conditions set forth in the Debt Commitment Letter as in effect on the date of this Agreement, which new commitment shall include a termination date not earlier than the Outside Date (“Alternative Financing”). In such event, (i) the term “Debt Financing” as used in this Agreement will be deemed to include the Alternative Financing, (ii) the term “Debt Commitment Letter” will be deemed to include any commitment letters, together with all annexes, exhibits, schedules and attachments thereto, and all term sheets and fee letters related thereto, in each case, with respect to the Alternative Financing, and (iii) the term “Financing Agreements” will be deemed to include any definitive agreement with respect to the Alternative Financing.

(c) The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to, provide all cooperation reasonably requested by Parent in connection with the arrangement, marketing, preparation and closing of such financing arrangements of Parent and its Subsidiaries (including the Debt Financing and assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements) as is necessary or desirable for Parent to consummate the Mergers and to consummate the other transactions contemplated hereby. Such cooperation shall include, to the extent so requested, (i) causing senior management of the Company to participate with senior management of Parent in a reasonable number of customary meetings, presentations (including rating agency presentations) and due diligence telephone conferences with prospective financing sources and rating agencies in connection with the Debt Financing, and causing its independent auditors to cooperate with Parent in connection with the Debt Financing; (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, bank memoranda, confidential information memoranda, prospectuses and similar documents required in connection with such rating agency presentations and financing arrangements, and (iii) to the extent requested in writing at least nine (9) Business Days prior to the Closing, delivering at least four (4) Business Days (or such shorter period as may be agreed to) prior to the Closing all documentation and other information with respect to the Company and its Subsidiaries that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA PATRIOT Act, as is required by numbered paragraph 9 of Annex B to the Debt Commitment Letter and a beneficial ownership certificate, (iv) furnishing Parent promptly with such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in connection with the preparation of materials for the Debt Financing (including, for the avoidance of doubt, the financial statements required by numbered paragraph 8(b) of Annex B to the Debt Commitment Letter and customary business and historical financial information to assist Parent in its preparation of the pro forma financial statements necessary to arrange the Debt Financing (including, as applicable, to comply with Accounting Standards Codification 606 (Revenue from Contracts with Customers) and Accounting Standards Codification 842 (Leases)) and customary authorization and representation letters, and (v) assistance with the negotiation, execution and delivery of definitive financing documents in respect of the Debt Financing, including credit agreements, guarantee and collateral documents, customary closing certificates, perfection certificates, a customary solvency certificate (in the form of the solvency certificate attached as Schedule I to Annex B of the Debt Commitment Letter) and any schedules thereto as may be required by the financing sources or as may be necessary to facilitate the creation, perfection or enforcement of liens securing the Debt Financing to the extent required, (vi) taking corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing, and (vii) promptly after obtaining Knowledge thereof, supplementing the written information provided pursuant to this Section 5.17 to the extent that any such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made. Notwithstanding the foregoing, the Company and its Subsidiaries and their respective Representatives shall not be required to enter into any Contract, letter, certificate, document, agreement or other instrument (other than customary authorization and representation letters) that will be effective prior to the Effective Time and nothing in this Section 5.17 shall require (w) such cooperation to the extent it would disrupt or unreasonably interfere with the business or operations of the Company or any of its Subsidiaries or cause any condition to the Closing set forth in Article VI to not be satisfied or otherwise cause any breach of, or require any waiver or amendment of, this Agreement or require any of them to take any actions that would reasonably be expected to violate, in the opinion of the Company, after consultation with its outside counsel, applicable Law (x) the Company Board or the board of directors or similar governing body of any Subsidiary of the Company (or any committee of any such governing body) to adopt resolutions, approve any Contract, letter, certificate, document, agreement or other instrument (other than customary authorization and representation letters to the extent necessary) or otherwise take any action that would be effective prior to the Closing, or (y) the Company or any of its Subsidiaries, or any Representative thereof, to pay any fee or other amount, or to incur any Liability (including due to any act or omission by the Company or any of its Subsidiaries or any of their respective Representatives) prior to the Closing, for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent. It is understood and agreed that a failure to consummate the Debt Financing shall not, in and of itself, constitute a failure by the Company to satisfy its obligations under this Section 5.17. Parent acknowledges and agrees that any access or information contemplated to be provided by the Company or any of its Subsidiaries pursuant to this Section 5.17 shall, to the extent such information constitutes material non-public information of the Company, only be provided to other Persons (including any actual or potential lender, investor, arranger, bookrunner, administrative agent, collateral agent or Person otherwise involved in the provision or the arrangements of the Debt Financing), if such other Person affirmatively agrees to maintain the confidentiality of such information pursuant to a customary confidentiality agreement and to comply with all federal and state securities Laws applicable to such information (it being understood that the acknowledgment and acceptance by any actual or potential lender, investor, arranger, bookrunner, administrative agent, collateral agent or Person otherwise involved in the provision or the arrangements of the Debt Financing that such information is being disseminated on a confidential material, non-public information basis, in accordance with the standard syndication processes of the Financing Sources or customary market standards for dissemination of such type of information, shall be deemed to satisfy the requirements of this sentence).

(d) If requested by Parent, but subject to the limitations set forth in Section 5.17(c), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to, to cooperate with Parent in arranging for, at the Closing, an amendment or amendments to any of the Company Credit Facility or pursuing any approach reasonably chosen by Parent for the assumption, defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee, purchase, unwinding or other treatment of, the Company Credit Facility and the indebtedness incurred pursuant thereto (any such transaction, a “Debt Transaction”). Subject to the limitations set forth Section 5.17(c), the Company shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, cause its and their respective Representatives to provide cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions; provided, that the effectiveness of any documents in connection with such Debt Transaction or, in the case of a notice of prepayment or redemption, such prepayment or redemption, shall be expressly conditioned on the Closing. It is understood and agreed that a failure to effectuate any Debt Transaction shall not constitute a failure by the Company to satisfy its obligations under this Section 5.17.

(e) The Company shall, and shall cause its Subsidiaries to, after (and not prior to) the receipt of a written request from Parent to do so in furtherance of the Debt Financing, deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of each of the Company Credit Facility and any other indebtedness of the Company or its Subsidiaries for borrowed money and other indebtedness for which delivery of a payoff letter would be customary to be paid off, discharged and terminated on the Closing Date as specifically requested by Parent in writing, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, if requested by Parent in furtherance of the Debt Financing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent (i) at least five (5) days prior to the Closing Date (or such short period as agreed by Parent), a draft payoff letter with respect to each of the Company Credit Facility and (to the extent requested by the Parent to the Company in writing) any other indebtedness (including mortgages) of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date and (ii) on or at least one Business Day Closing Date, an executed payoff letter with respect to each of the Company Credit Facility and such other indebtedness (including mortgages) of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date, in each case in form and substance customary for transactions of this type, from the Persons (or the applicable agent on behalf of the Persons) to whom such indebtedness is owed.

(f) Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and its and their respective Representatives from and against any and all Liability, losses, damages, Legal Action, fees and expenses (including fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) actually suffered or incurred by them in connection with any action taken in accordance with this Section 5.17 and any information utilized in connection therewith (other than information related to the Company and its Subsidiaries provided in writing by the Company or its Subsidiaries in connection with this Section 5.17), in any case, except to the extent suffered or incurred as a result of the gross negligence, willful misconduct or fraud by or of the Company or its Subsidiaries or their respective Representatives. In addition, Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable, documented out-of-pocket Expenses (including the reasonable, documented out-of-pocket fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) incurred by the Company or its Subsidiaries in connection with the performance of the Company’s obligations under this Section 5.17.

(g) Parent, Holdco, Rooster Merger Sub and Parent Merger Sub acknowledge and agree that the obtaining of the Debt Financing is not a condition to the Closing. For the avoidance of doubt, if the Debt Financing has not been obtained, Parent, Holdco, Rooster Merger Sub and Parent Merger Sub shall continue to be obligated, subject to the fulfillment or waiver of the conditions set forth in Article VI, to consummate the Mergers, the Holdco Common Stock Issuance and the other transactions contemplated hereby.

Section 5.18. Obligations of Holdco, Rooster Merger Sub and Parent Merger Sub. Parent shall take all action necessary to cause each of Holdco, Rooster Merger Sub and Parent Merger Sub to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

Section 5.19. Further Assurances.

(a) At and after the Effective Time, the officers and directors of the Rooster Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Rooster Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Rooster Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Rooster Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Rooster Surviving Corporation as a result of, or in connection with, the Rooster Merger.

(b) At and after the Effective Time, the officers and directors of the Parent Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Parent or Parent Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of Parent or Parent Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Parent Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of Parent acquired or to be acquired by the Parent Surviving Corporation as a result of, or in connection with, the Parent Merger.

Article VI

CONDITIONS

Section 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Mergers is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. The Requisite Company Vote has been obtained.

(b) Parent Stockholder Approval. The Requisite Parent Vote has been obtained.

(c) Listing. The shares of Holdco Common Stock issuable as Merger Consideration and Parent Merger Consideration pursuant to this Agreement shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4.

(e) HSR Act. The waiting period applicable to the consummation of the Mergers under the HSR Act (or any extension thereof) shall have expired or been terminated.

(f) No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Mergers, the Holdco Stock Issuance, or the other transactions contemplated by this Agreement.

Section 6.02. Conditions to Obligations of Parent, Holdco, Rooster Merger Sub and Parent Merger Sub. The obligations of Parent, Holdco, Rooster Merger Sub and Parent Merger Sub to effect the Mergers are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent, Holdco, Rooster Merger Sub and Parent Merger Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a) [Organization; Standing and Power], Section 3.02 (other than Section 3.02(b)(ii)) [Capital Structure], Section 3.03(a) [Authority], Section 3.03(b)(i) [Non-Contravention], Section 3.03(d) [Board Approval], Section 3.03(e) [Anti-Takeover Statutes], Section 3.05(a)(ii) [Absence of Certain Changes or Events], Section 3.10 [Brokers’ and Finders’ Fees]) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02 (other than Section 3.02(b)(ii)) [Capital Structure] shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the representations and warranties contained in Section 3.01(a) [Organization; Standing and Power], Section 3.03(a) [Authority], Section 3.03(b)(i) [Non-Contravention], Section 3.03(d) [Board Approval], Section 3.03(e) [Anti-Takeover Statutes], Section 3.05(a)(ii) [Absence of Certain Changes or Events], and Section 3.10 [Brokers’ and Finders’ Fees] shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement through the Effective Time, there shall not have been any Company Material Adverse Effect that is continuing.

(d) Officer’s Certificate. Parent shall have received a certificate, signed by an officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

(e) Parent Tax Opinion. Parent shall have received a written opinion from Dechert LLP, or if Dechert LLP is unable or unwilling to deliver such opinion, from Jones Day, in form and substance reasonably acceptable to Parent to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Parent Merger and the Rooster Merger each will qualify as either (i) a “reorganization” within the meaning of Section 368(a) of the Code or (ii) taken together, an exchange described in Section 351 of the Code (the “Parent Tax Opinion”), which opinion shall not have been withdrawn or modified in any material respect and shall be provided to Parent. In rendering such opinion, Dechert LLP or Jones Day, as applicable, may rely on the representation letters delivered pursuant to Section 5.16 and such other information as it considers relevant. Such opinion shall be in a form customary for transactions of this nature and shall be subject to customary assumptions, qualifications and representations.

Section 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Mergers is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent, Holdco, Rooster Merger Sub and Parent Merger Sub (other than in Section 4.01(a) [Organization; Standing and Power], Section 4.02 [Capital Structure], Section 4.03(a) [Authority], Section 4.03(b)(i) [Non-contravention], Section 4.03(d) [Board Approval], Section 4.03(e) [Anti-Takeover Statutes], Section 4.05(a)(ii) [Absence of Certain Changes or Events], Section 4.09 [Brokers’ and Finders’ Fees], and Section 4.18 [Ownership of Company Capital Stock]) set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) the representations and warranties of Parent, Holdco, Rooster Merger Sub and Parent Merger Sub contained in Section 4.02 [Capital Structure] shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the representations and warranties contained in Section 4.01(a) [Organization; Standing and Power], Section 4.03(a) [Authority], Section 4.03(b)(i) [Non-contravention], Section 4.03(d) [Board Approval], Section 4.03(e) [Anti-Takeover Statutes], Section 4.05(a)(ii) [Absence of Certain Changes or Events], Section 4.09 [Brokers’ and Finders’ Fees], and Section 4.18 [Ownership of Company Capital Stock] shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. Parent, Holdco, Rooster Merger Sub and Parent Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c) Parent Material Adverse Effect. Since the date of this Agreement through the Effective Time, there shall not have been any Parent Material Adverse Effect that is continuing.

(d) Officer’s Certificate. The Company shall have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b), and Section 6.03(c).

(e) Company Tax Opinion. The Company shall have received a written opinion from Jones Day, or if Jones Day is unable or unwilling to deliver such opinion, from Dechert LLP, in form and substance reasonably acceptable to Parent to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Rooster Merger will qualify as either (i) a “reorganization” within the meaning of Section 368(a) of the Code or (ii) taken together with the Parent Merger, an exchange described in Section 351 of the Code (the “Company Tax Opinion”), which opinion shall not have been withdrawn or modified in any material respect and shall be provided to the Company. In rendering such opinion, Jones Day or Dechert LLP, as applicable, may rely on the representation letters delivered pursuant to Section 5.16 and such other information as it considers relevant. Such opinion shall be in a form customary for transactions of this nature and shall be subject to customary assumptions, qualifications and representations.

Article VII

TERMINATION, AMENDMENT, AND WAIVER

Section 7.01. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote) by the mutual written consent of Parent and the Company by action of the Parent Board and the Company Board, respectively.

Section 7.02. Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company by action of the Parent Board or the Company Board, respectively, at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote):

(a) if the Mergers have not been consummated on or before December 23, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Mergers to be consummated on or before the Outside Date; and provided, further, however, that, in the event that a request for additional information has been made by any Governmental Entity, or in the event that the Form S-4 shall have not yet been declared effective by the date which is 60 days prior to the Outside Date, then either the Company or Parent shall be entitled to extend the Outside Date for up to an additional 120 days by written notice to the other party;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Mergers, the Holdco Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order;

(c) if this Agreement has been submitted to the Company Common Stockholders for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(d) if this Agreement and the applicable transactions contemplated hereby have been submitted to the stockholders of Parent for adoption and approval at a duly convened Parent Stockholders Meeting and the Requisite Parent Vote shall not have been obtained at such meeting (unless such Parent Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 7.03. Termination by Parent. This Agreement may be terminated by Parent by action of the Parent Board at any time prior to the Effective Time (whether before or, in the case of part (c) below, after the receipt of the Requisite Company Vote or the Requisite Parent Vote):

(a) if prior to the receipt of the Requisite Parent Vote at the Parent Stockholders Meeting, the Parent Board authorizes Parent, in full compliance with the terms of this Agreement, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that Parent shall have paid any amounts due pursuant to Section 7.06(b) [Fees and Expenses Following Termination] hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, Parent substantially concurrently enters into such Acquisition Agreement;

(b) if, prior to the receipt of the Requisite Company Vote, (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04 [No Solicitation or Change in Recommendation]; or

(c) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Mergers set forth in Section 6.02(a) [Representations and Warranties] or Section 6.02(b) [Performance of Covenants], as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured or is not cured by the earlier of the Outside Date or the date that is thirty (30) days following written notice of such breach; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(c) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 7.04. Termination by the Company. This Agreement may be terminated by the Company by action of the Company Board at any time prior to the Effective Time:

(a) if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.04 [No Solicitation or Change in Recommendation] hereof, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 7.06(b) [Fees Following Termination] hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Acquisition Agreement; or

(b) if, prior to the receipt of the Requisite Parent Vote, (i) a Parent Adverse Recommendation Change shall have occurred or (ii) Parent shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04 [No Solicitation or Change in Recommendation]; or

(c) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Mergers set forth in Section 6.03(a) [Representations and Warranties] or Section 6.03(b) [Performance of Covenants], as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured or is not cured by the earlier of the Outside Date or the date that is thirty (30) days following written notice of such breach; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 7.05. Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01 [Termination by Mutual Consent]) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Article VII shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except (a) with respect to Section 5.03(b) [Confidentiality], this Section 7.05, Section 7.06 [Fees Following Termination], and Article VIII [Miscellaneous] (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the Willful Breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.06. Fees and Expenses Following Termination.

(a) If this Agreement is terminated by: (i) Parent pursuant to Section 7.03(b) [Company Adverse Recommendation Change, Breach of No Solicitation or Change in Recommendation], then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Company Termination Fee; and (ii) the Company pursuant to Section 7.04(b) [Parent Adverse Recommendation Change, Breach of No Solicitation or Change in Recommendation], then Parent shall pay to the Company (by wire transfer of immediately available funds), within two (2) Business Days after such termination, the Parent Termination Fee.

(b) If this Agreement is terminated by: (i) the Company pursuant to Section 7.04(a) [Superior Proposal Acquisition Agreement], then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, a fee in the amount of the Company Termination Fee; and (ii) Parent pursuant to Section 7.03(a) [Superior Proposal Acquisition Agreement], then Parent shall pay to the Company (by wire transfer of immediately available funds), at or prior to such termination, a fee in the amount of the Parent Termination Fee.

(c) If this Agreement is terminated: (i) by Parent pursuant to Section 7.03(c) [Breach of Agreement by the Company], provided that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof); or (ii) by the Company or Parent pursuant to (A) Section 7.02(a) [Outside Date] and provided, that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof), or (B) Section 7.02(c) [Requisite Company Vote Not Obtained] and, in the case of clauses (i) and (ii) immediately above, (1) prior to such termination (in the case of termination pursuant to Section 7.02(a) [Outside Date] or Section 7.03(c) [Breach of Agreement of by the Company]) or the Company Stockholders Meeting (in the case of termination pursuant to Section 7.02(c) [Requisite Company Vote Not Obtained]), a Takeover Proposal with respect to the Company shall (x) in the case of a termination pursuant to Section 7.02(a) [Outside Date] or Section 7.02(c) [Requisite Company Vote Not Obtained], have been publicly disclosed and not withdrawn, or (y) in the case of a termination pursuant to Section 7.03(c) [Breach of Agreement by the Company], have been publicly disclosed or otherwise made or communicated in writing or electronic transmission to the Company or the Company Board, and not withdrawn; and (2) twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive Acquisition Agreement (other than an Acceptable Confidentiality Agreement) with respect to any Takeover Proposal, or any Takeover Proposal involving the Company shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Company Termination Fee (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to fifteen percent (15%) shall be deemed to be references to “more than fifty percent (50%)” instead). If a Person (other than Parent) makes a Takeover Proposal with respect to the Company that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholder Meeting, as applicable, and, within twelve (12) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (x) and (y) of this paragraph (c).

(d) If this Agreement is terminated: (i) by the Company pursuant to Section 7.04(c) [Breach of Agreement by Parent or Merger Sub], provided that the Requisite Parent Vote shall not have been obtained at the Parent Stockholders Meeting (including any adjournment or postponement thereof); or (ii) by the Company or Parent pursuant to (A) Section 7.02(a) [Outside Date] and provided, that the Requisite Parent Vote shall not have been obtained at the Parent Stockholders Meeting (including any adjournment or postponement thereof), or (B) Section 7.02(d) [Requisite Parent Vote Not Obtained] and, in the case of both clauses (i) and (ii) immediately above, (1) prior to such termination (in the case of termination pursuant to Section 7.02(a) [Outside Date] or Section 7.04(c) [Breach of Agreement by Parent or Merger Sub]) or the Parent Stockholders Meeting (in the case of termination pursuant to Section 7.02(d) [Requisite Parent Vote Not Obtained]), a Takeover Proposal with respect to Parent shall (x) in the case of a termination pursuant to Section 7.02(a) [Outside Date] or Section 7.02(d) [Requisite Parent Vote Not Obtained], have been publicly disclosed and not withdrawn, or (y) in the case of a termination pursuant to Section 7.04(c) [Breach of Agreement by Parent or Merger Sub], have been publicly disclosed or otherwise made or communicated in writing to Parent or the Parent Board, and not withdrawn; and (2) within twelve (12) months following the date of such termination of this Agreement Parent shall have entered into a definitive Acquisition Agreement (other than an Acceptable Confidentiality Agreement) with respect to any Takeover Proposal, or any Takeover Proposal involving Parent shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, or publicly disclosed), then in any such event Parent shall pay to the Company (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Parent Termination Fee less any amounts paid pursuant to Section 7.06(e) (it being understood for all purposes of this Section 7.06(d), all references in the definition of Takeover Proposal to fifteen percent (15%) shall be deemed to be references to “more than fifty percent (50%)” instead). If a Person makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Parent Stockholder Meeting, as applicable, and, within twelve (12) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal with respect to Parent that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (x) and (y) of this paragraph (d).

(e) If this Agreement is terminated by Parent or the Company pursuant to Section 7.02(d) [Requisite Parent Vote Not Obtained], then Parent shall pay to the Company (by wire transfer of immediately available funds), up to $10,000,000 of the Company’s Expenses.

(f) The parties acknowledge and hereby agree that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement. If the Company, on the one hand, or Parent, Holdco, Rooster Merger Sub or Parent Merger Sub, on the other hand, shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, the other party makes a claim against the non-paying party that results in a judgment, the non-paying party shall pay to the other party the reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal (in effect on the date such payment was required to be made) from the date such payment was required to be made through the date of payment. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Company Termination Fee or Parent the Parent Termination Fee on more than one occasion.

(g) Except as expressly set forth in Section 5.17 or this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided, however, that Parent and the Company shall each be responsible for one-half of all filing fees incurred in connection with the HSR Act.

Section 7.07. Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote or the Requisite Parent Vote, by written agreement signed by each of the parties; provided, however, that: (a) following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by any holders of Company Capital Stock without such approval; and (b) following the receipt of the Requisite Parent Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Parent Common Stock without such approval.

Section 7.08. Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such waiving party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Article VIII

MISCELLANEOUS

Section 8.01. Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to a party hereof than those contained in the Rooster Confidentiality Agreement or the Parent Confidentiality Agreement, as applicable.

“Accumulated Dividends” has the meaning set forth in the Series A Certificate of Designation.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Applicable Date” means January 1, 2017.

“Acquisition Agreement” means any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal.

“Associate” has the meaning set forth in Section 203(c)(2) of the DGCL.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time), other than Saturday, Sunday, or any day on which banking institutions located in New York, New York or the Department of State of the State of Delaware are authorized or required by Law to be closed.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Company Adverse Recommendation Change” shall mean the Company Board: (a) making, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Joint Proxy Statement that is mailed to the Company’s stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer by a Person other than Parent or the Company or their respective Subsidiaries for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent, which request shall only be made once per Takeover Proposal) the Company Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (f) causing or permitting the Company to enter into an Acquisition Agreement; or (g) resolving or agreeing to take any of the foregoing actions.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Credit Facility” means the Company’s credit facility under the Credit and Guaranty Agreement, dated as of June 11, 2018, among NRC US Holding Company, LLC, Sprint Energy Services, LLC, NRC Group Holdings, LLC, JFL-NRC Holdings, LLC, SES Holdco, LLC, certain other subsidiaries of NRC Group Holdings, LLC, the lenders party thereto and BNP Paribas, as administrative agent and collateral agent, and BNP Paribas Securities Corp., as sole lead arranger and sole book runner.

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Equity Award” means a Company Stock Option or a Company RSU, as the case may be.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) that is treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, assignments and other Contracts, or an option to grant any of the foregoing, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems that are owned or used by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy or the financial, debt, banking, capital, credit or securities markets; (ii) the announcement of this Agreement or the performance of the transactions contemplated by this Agreement; (iii) (A) any change in applicable Laws or applicable accounting regulations or principles or (B) any changes in the historical financial information of the Company resulting from compliance with Accounting Standards Codification 606 (Revenue from Contracts with Customers) and Accounting Standards Certification 842 (Leases), including GAAP, or interpretations or enforcement thereof after the date of this Agreement; (iv) any outbreak or escalation of war or any act of terrorism or sabotage or any natural disasters, acts of God or comparable events; (v) general conditions in the industry in which the Company and its Subsidiaries operate; (vi) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); (vii) any change, in and of itself, in the market price or trading volume of the Company’s securities, including the Warrants, or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); or (viii) any specific action taken (or omitted to be taken) by the Company or any of its Subsidiaries at or with the express written direction or written consent of Parent or that is otherwise expressly contemplated by, or permitted to be taken by the Company or any of its Subsidiaries in accordance with the terms of, this Agreement; provided further, however, that any event, change, and effect referred to in clauses (i), (iii)(A), (iv) or (v) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company-Owned IP” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries. For purposes of the foregoing, “owned” includes ownership of a beneficial right pursuant to which an employee or other third party is obligated (whether under contract, fiduciary obligations, statute or otherwise) to assign Intellectual Property to the Company or any of its Subsidiaries.

“Company Stock Plan” means the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan.

“Company Stockholders Meeting” means the special meeting of the Company Common Stockholders to be held to consider the adoption of this Agreement.

“Company Termination Fee” means $35,000,000.

“Contracts” means any legally binding contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases (including the Real Property Leases), or other binding instruments or binding commitments, whether written or oral.

“Debt Financing” means the debt financing incurred or intended to be incurred by Parent and/or its Affiliates to finance the Required Amount.

“Environmental Claim” means any written complaint, summons, citation, notice, directive, order, claim, action, cause of action, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Entity or any third party alleging violation of Environmental Laws or alleging liability based on exposure to, or the presence of, or Releases of, Hazardous Materials.

“Environmental Laws” means any applicable Law in any relevant jurisdictions relating to pollution, the protection of the environment or natural resources, or protection of human health (to the extent relating to exposure to Hazardous Materials) or the environment, including those imposing liability or establishing requirements for the use, storage, transport, handling, treatment, Release of, exposure to, and disposal of Hazardous Materials and those imposing liability or establishing requirements for the sale or offer for sale of any product based upon the use or incorporation of Hazardous Materials therein.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Existing Title Policies” means: (a) that certain Owner’s Policy of Title Insurance No. 7020-1-1002-253967-2019.2744243-216096284 issued by Fidelity National Title Insurance Company on January 31, 2019 and (b) that certain Owner’s Policy of Title Insurance No. 1002-258729-RTT issued by First American Title Insurance Company on August 27, 2018.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Joint Proxy Statement and Form S-4, the filing of any required notices under the HSR Act or other Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Mergers, the Holdco Stock Issuance, the Holdco Charter Amendment and the other transactions contemplated by this Agreement.

“Financing Source” means the Persons that have committed to provide or arrange all or any part of the Debt Financing, including such Persons party to any commitment letters, joinder agreements, indentures, credit agreements or amendments entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and permitted assigns; provided that “Financing Sources” shall not include Parent or its Subsidiaries.

“Fundamental Change Additional Shares” has the meaning set forth in the Series A Certificate of Designation.

“Governing Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.

“Government Bid” means any proposal or offer, solicited or unsolicited made by the Company or any of its Subsidiaries at any time in the one year period prior to the Closing Date which, if accepted by the offeree, would result in a Government Contract. A Government Bid: (a) includes any proposal or offer made by the Company or any of its Subsidiaries that has been accepted by the offeree but has not resulted in a Government Contract prior to the Closing Date; and (b) does not include any proposal or offer made by the Company or any of its Subsidiaries that has been accepted and has resulted in a Government Contract prior to the Closing Date.

“Government Contract” means any Contract of the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries has performance obligations to (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor to any Governmental Entity, or (c) any subcontractor at any tier with respect to any contract of a type described in clauses (a) or (b) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition but shall be part of the Government Contract to which it relates.

“Hazardous Materials” shall mean: (a) those substances defined in or regulated as pollutants, contaminants, dangerous goods or hazardous or toxic substances, materials of concern or wastes under Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) asbestos, polychlorinated byphenyls, radioactive materials and other chemicals or substances for which liability or standards of care are imposed by Environmental Laws.

“Intellectual Property” means any and all intellectual and industrial property rights or other similar proprietary rights arising pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (a) trademarks, service marks, trade names, certification marks, service names, brands, trade dress and logos and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof and works of authorship, whether or not copyrightable; (c) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, confidential information, business and technical information and know-how, and rights to limit the use or disclosure thereof by any Person; (d) patents and patent applications; (e) internet domain name registrations; (f) mask works; (g) proprietary databases and data compilations; and (h) computer software and firmware.

“Intervening Event” means with respect to Parent or the Company, as applicable, any material event, circumstance, change, effect, development, or condition effecting such party that has occurred or arose after the date of this Agreement and that was not known to, nor reasonably foreseeable by, any member of such party’s board of directors (assuming, for such purpose, reasonable consultation with the executive officers of such party), as of or prior to the date of this Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); or (b) any change in the price, or change in trading volume, of the Company Common Stock or Parent Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company’s Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Parent’s Disclosure Letter; in each case, after due inquiry.

“Laws” means any laws, common law, statutes, constitutions, ordinances, directives, treatises, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity having applicable jurisdiction.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, arbitrations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Liability” shall mean any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Malicious Code” means any computer code or any other procedures, routines or mechanisms which may: (a) disrupt, disable, harm or impair in any material way an IT System’s operation, (b) cause such IT System to damage or corrupt any data, storage media, programs, equipment or communications of the Company, its Subsidiaries, or their clients, or otherwise interfere with the Company and its Subsidiaries’ operations; or (c) permit any third party to access any such IT Systems to cause disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps”, “viruses”, “access codes”, “back doors” “Trojan horses,” “time bombs,” “worms,” or “drop dead devices”).

“Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Entity.

“Parent Adverse Recommendation Change” shall mean the Parent Board: (a) making, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to the Company, the Parent Board Recommendation; (b) failing to include the Parent Board Recommendation in the Joint Proxy Statement that is mailed to Parent’s stockholders; (c) recommending a Takeover Proposal with respect to the Parent, (d) failing to recommend against acceptance of any tender offer or exchange offer for shares of Parent Common Stock that would have the effect of precluding the Mergers within ten (10) Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by the Company, which request shall only be made once per Takeover Proposal) the Parent Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by Parent or the Person making such Takeover Proposal; (f) causing or permitting Parent to enter into an Acquisition Agreement; or (g) resolving or agreeing to take any of the foregoing actions.

“Parent Credit Facility” means the Credit Agreement, dated as of April 18, 2017, by and among Parent, the lenders party thereto from time to time, Wells Fargo Bank, as administrative agent, and the other parties party thereto.

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent, Holdco, Rooster Merger Sub and Parent Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Equity Award” means a Parent Stock Option or a Parent RSU, as the case may be.

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) that is treated together with Parent or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Parent and its Subsidiaries, taken as a whole; or (b) the ability of Parent to consummate the transactions contemplated hereby; provided, however, that, for the purposes of clause (a), a Parent Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy or the financial, debt, banking, capital, credit or securities markets; (ii) the announcement of this Agreement or the performance of the transactions contemplated by this Agreement; (iii) any change in applicable Laws or applicable accounting regulations or principles, including GAAP, or interpretations or enforcement thereof after the date of this Agreement; (iv) any outbreak or escalation of war or any act of terrorism or sabotage or any natural disasters, acts of God or comparable events; (v) general conditions in the industry in which Parent and its Subsidiaries operate; (vi) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); (vii) any change, in and of itself, in the market price or trading volume of Parent’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); or (viii) any specific action taken (or omitted to be taken) by Parent or any of its Subsidiaries at or with the express written direction or written consent of the Company or that is otherwise expressly contemplated by, or permitted to be taken by Parent or any of its Subsidiaries in accordance with the terms of, this Agreement; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), (iv) or (v) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses.

“Parent RSU” means any restricted stock unit or performance stock unit granted under the Parent Stock Plan representing the right to receive one share of Parent Common Stock (or, if applicable, cash or a combination thereof), subject to vesting, settlement or other applicable restrictions.

“Parent Stockholders Meeting” means the special meeting of the stockholders of Parent to be held to consider the adoption of this Agreement and the approval of the Holdco Stock Issuance and the Holdco Charter Amendment.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Plan” means the US Ecology, Inc. Omnibus Incentive Plan and each other equity-based compensation plan and arrangement of Parent maintained for the benefit of any employee of or other service provider to Parent or any of its Subsidiaries.

“Parent Termination Fee” means $60,000,000.

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith (provided appropriate reserves in accordance with GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves in accordance with GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially detract from the value of or materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially detract from the value of or materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; (g) statutory and contractual Liens to secure obligations to landlords under Real Property Leases; (h) unrecorded easements, restrictions and similar agreements that do not materially detract from the value of or materially impair the occupancy or use of the affected real property for the purposes for which it is currently used in connection with such Person’s businesses; and (i) Liens arising under or in connection with the Company Credit Facility and the Parent Credit Facility.

“Person” means any individual, corporation (including not-for-profit), limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, estate, trust, association, organization, unincorporated organization, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, identification number, social security number, government-issued identifier or tax identification number, driver’s license number, passport number, credit card number, bank information, Internet protocol address, device identifier or any other piece of information that, alone or together with other information held by the Company and its Subsidiaries, allows the identification of a natural person.

“Real Property Lease” shall mean all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Property, together with all amendments and modifications thereto, and including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the indoor or outdoor environment.

“Replacement Awards” means, collectively, the Company Replacement Options, the Company Replacement RSUs, the Parent Replacement Options, the Parent Replacement RSUs, the Parent Replacement PSUs and the Parent Replacement Restricted Shares.

“Segments” means the Company’s (i) Domestic Environmental Services business segment, (ii) Sprint business segment, (iii) Domestic Standby Services business segment and (iv) International Services business segment.

“Series A Certificate of Designation” means the Certificate of Designations, Preferences, Rights and Limitations of Company Series A Preferred Stock, dated as of October 17, 2018 and corrected on October 23, 2018.

“Subsidiary” of a Person means any other Person of which (a) at least a majority of the securities or ownership interests of such other Person is directly or indirectly owned or controlled by such Person or (b) the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal with respect to the applicable party or its Subsidiaries (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15%” shall be “50%”), that such party’s board determines in good faith (after consultation with outside legal counsel and such party’s financial advisor) is more favorable from a financial point of view to the Company Common Stockholders or holders of Parent Common Stock, as applicable, than the transactions contemplated by this Agreement, taking into account: (a) all financial considerations; (b) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (c) the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company Board or the Parent Board, as applicable; and (d) any revisions to the terms of this Agreement and the Mergers proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.04(d), in each case as the Company Board or the Parent Board, as applicable, has determined is appropriate in the exercise of its fiduciary duties.

“Takeover Proposal” means with respect to the Company or Parent, as the case may be, any inquiry, proposal, or offer from, or indication of interest in making a proposal or offer (whether or not in writing) by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition or purchase (including by any license or lease) of assets of such party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of such party and its Subsidiaries’ consolidated assets or to which fifteen percent (15%) or more of such party’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of such party hereto or any of its Subsidiaries whose business constitutes fifteen percent (15%) or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting power of such party hereto; (d) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own fifteen percent (15%) or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute fifteen percent (15%) more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means any and all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer (including controlling interest transfer), franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, social security f(or similar, including FICA), unemployment, disability, value added, alternative or add-on minimum, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, capital stock, windfall profits, customs, duties or other taxes, fees, levies, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“U.S. Citizen” means a citizen of the United States within the meaning of the U.S. Maritime Laws, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

“U.S. Coastwise Trade” means the carriage or transport of merchandise or other materials or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor statutes thereto, as amended or supplemented from time to time.

“U.S. Maritime Laws” means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501 and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

“Vessels” means all vessels owned or leased by the Company or its Subsidiaries that are either documented with the U.S. Coast Guard or registered with a foreign-flag registry.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law.

“Willful Breach” means a breach of this Agreement (including a failure to cure circumstances) that is the result of a willful or intentional act or intentional failure to act where the breaching party knows, or should reasonably be expected to have known, that such act or failure would result in, or would reasonably be expected to result in, a breach.

Table of Definitions

Term	Section
Acquisition Agreement	Section 5.04(a)
Agreement	Preamble
Alternative Financing	Section 5.17(b)
Anti-Bribery Laws	Section 3.21(a)
Antitrust Laws	Section 3.03(c)
Balance Sheet Date	Section 3.04(e)
Book-Entry Share	Section 2.01(b)(iii)
Cancelled Common Shares	Section 2.01(b)
Cancelled Parent Common Stock	Section 2.01(a)(i)
Cancelled Series A Preferred Shares	Section 2.01(b)
Cancelled Shares	Section 2.01(b)(i)
Certificate	Section 2.01(b)(iii)
Certificates of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Recitals
Common Exchange Ratio	Section 2.01(b)
Common Merger Consideration	Section 2.01(b)
Company Balance Sheet	Section 3.04(e)
Company Board	Recitals
Company Board Recommendation	Section 3.03(d)
Company Common Stock	Recitals
Company Common Stockholders	Recitals
Company Continuing Employees	Section 5.09(a)
Company Employee	Section 3.12(a)
Company Employee Plans	Section 3.12(a)
Company Financial Advisor	Section 3.10
Company Foreign Plans	Section 3.12(l)
Company IP	Section 3.07(c)
Company Material Contract	Section 3.16(a)
Company Preferred Stock	Section 3.02(a)
Company Replacement Options	Section 2.03(a)
Company Replacement RSUs	Section 2.03(b)
Company RSUs	Section 2.03(b)(ii)
Company SEC Documents	Section 3.04(a)
Company Securities	Section 3.02(b)(iii)
Company Series A Preferred Stock	Recitals
Company Stock Option	Section 2.03(b)(i)
Company Subsidiary Securities	Section 3.02(d)
Company Tax Opinion	Section 6.03(e)
Confidentiality Agreements	Section 5.03(b)

Term	Section
Consent	Section 3.03(c)
Debt Commitment Letter	Section 4.21
Debt Transaction	Section 5.17(a)
Dissenting Shares	Section 2.06
DGCL	Recitals
EDGAR	Section 3.04(a)
Effective Time	Section 1.03
Environmental Permits	Section 3.15(a)
Exchange Act	Section 3.03(c)
Exchange Agent	Section 2.05(a)
Exchange Fund	Section 2.05(a)
Exchange Ratio	Section 2.01(b)(ii)
Export Laws	Section 3.21(b)
Fee Letters	Section 4.21
Form S-4	Section 3.20
GAAP	Section 3.04(b)
Governmental Entity	Section 3.03(c)
Holdco	Preamble
Holdco Board	Recitals
Holdco Charter Amendment	Section 1.05(c)
Holdco Common Stock	Section 2.01(a)(ii)
Holdco Stock Issuance	Recitals
HSR Act	Section 3.03(c)
Improvements	Section 3.15(d)
Indemnified Party	Section 5.10(a)
Intervening Event Notice Period	Section 5.04(e)
Joint Proxy Statement	Section 3.20
Leased Real Property	Section 3.14
Material Adverse Impact	Section 5.11(e)
Material Customer	Section 3.17
Material Supplier	Section 3.17
Material Tangible Property	Section 3.14(a)
Maximum Premium	Section 5.10(b)
Mergers	Section 1.01(a)
Merger Consideration	Section 2.01(b)(ii)
Merger Sub Common Stock	Section 2.01(b)(iv)
Nasdaq	Section 2.01(b)(v)
NYSE	Section 3.03(c)
Outside Date	Section 7.02(a)
Owned Real Property	Section 3.14(c)
Parent	Preamble
Parent Balance Sheet	Section 4.04(e)
Parent Benefit Plans	Section 5.09(a)
Parent Board	Recitals
Parent Board Recommendation	Section 4.03(d)(i)

Term	Section
Parent Book-Entry Share	Section 2.01(b)(iii)
Parent Certificate	Section 2.01(b)(iii)
Parent Certificate of Merger	Section 1.03
Parent Common Stock	Recitals
Parent Confidentiality Agreement	Section 5.03(b)
Parent Employee Plan	Section 4.11(a)
Parent Financial Advisors	Section 4.09
Parent Foreign Plans	Section 4.11(g)
Parent Material Contract	Section 4.14(a)
Parent Merger	Section 1.01(a)
Parent Merger Consideration	Section 2.01(a)(ii)
Parent Merger Sub	Preamble
Parent Merger Sub Board	Recitals
Parent Merger Sub Common Stock	Section 2.01(a)(iv)
Parent Preferred Stock	Section 4.02(a)
Parent PSU	Section 2.03(a)
Parent Replacement Option	Section 2.03(a)(i)
Parent Replacement PSU	Section 2.03(a)
Parent Replacement Restricted Share	Section 2.03(a)(ii)
Parent Replacement RSU	Section 2.03(a)
Parent Restricted Share	Section 2.03(a)(ii)
Parent RSUs	Section 2.03(a)
Parent SEC Documents	Section 4.04(a)
Parent Securities	Section 4.02(b)
Parent Surviving Corporation	Section 1.01(a)
Parent Tax Opinion	Section 6.02(e)
Parent Voting Debt	Section 4.02(c)
Payments	Section 3.21(a)
Permits	Section 3.08(b)
Preferred Merger Consideration	Section 2.01(b)
Real Property	Section 3.14(c)
Replacement Warrant	Section 2.04
Representatives	Section 5.04(a)
Required Amount	Section 4.21
Requisite Company Vote	Section 3.03(a)
Requisite Parent Vote	Section 4.03(a)
Rooster Certificate of Merger	Section 1.03
Rooster Confidentiality Agreement	Section 5.03(b)
Rooster Merger	Section 1.01(a)
Rooster Merger Sub	Preamble
Rooster Merger Sub Common Stock	Section 2.01(b)(iv)
Rooster Merger Sub Board	Recitals
Rooster Surviving Corporation	Section 1.01(a)
Sarbanes-Oxley Act	Section 3.04(a)
SEC	Section 3.03(c)
Securities Act	Section 3.03(c)
Seller Related Parties	Section 8.15(a)
Superior Proposal Notice Period	Section 5.04(d)
Surviving Corporation	Section 1.01(a)
Voting Debt	Section 3.02(c)
Warrants	Section 2.04

Section 8.02. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless the context otherwise requires. Unless the context otherwise requires, references herein: (i) to a Contract, agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive and is deemed to have the meaning “and/or”. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. Unless the context otherwise requires, (A) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, and (B) where a date or time period is specified, it will be deemed inclusive of the last day in such period or the date specified, as the case may be. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and Parent Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03. Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreements shall survive termination of this Agreement in accordance with its terms.

Section 8.04. Governing Law. Subject to Section 8.15, this Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of or relating to this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.05. Submission to Jurisdiction. Subject to Section 8.15, each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery in and for New Castle County, Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Subject to Section 8.15, each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Subject to Section 8.15, each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.

Section 8.07. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission); or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent, Holdco, Rooster Merger Sub or Parent Merger Sub, to:

c/o US Ecology, Inc.
101 S. Capitol Blvd., Suite 1000
Boise, ID 83702
Attention: Wayne Ipsen, General Counsel
Email:       wayne.ipsen@usecology.com

with a copy (which will not constitute notice to Parent, Holdco, Rooster Merger Sub or Parent Merger Sub) to:

Dechert LLP
2929 Arch Street
Philadelphia, PA 19104
Attention: Stephen Leitzell
Email:       stephen.leitzell@dechert.com

If to the Company, to:

NRC Group Holdings Corp.
952 Echo Lane, Suite 460
Houston, Texas 77024
Attention: Christian T. Swinbank
Email:      CSwinbank@sprintenergy.com

with a copy (which will not constitute notice to the Company) to:

Jones Day
2727 North Harwood Street, Suite 500
Dallas, Texas 75201
Attention: Alain A. Dermarkar and Giles Elliott
Email:       adermarkar@jonesday.com and gpelliott@jonesday.com

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.08. Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreements, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.09. No Third-Party Beneficiaries. Except as provided in Section 5.10(c) and Section 8.15 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10. Severability. The provisions of this Agreement shall be deemed severable and if any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent, Holdco, Rooster Merger Sub or Parent Merger Sub, on the one hand, nor the Company, on the other hand, may assign its rights or obligations hereunder (other than a customary collateral assignment as security in favor of an agent for certain of the Financing Sources) without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12. Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13. Specific Performance. The parties hereto agree that the rights of each party to consummate the transactions contemplated by this Agreement, including the Mergers, are special, unique and of extraordinary character and that irreparable damage would occur if any provision of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in the United States District Court for the District of Delaware) without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at Law.

Section 8.14. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

Section 8.15. Financing Sources.

(a) Notwithstanding anything to the contrary herein, none of the Company, its Subsidiaries, their respective stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons or agents (collectively, the “Seller Related Parties”) shall have any rights or claims against any Financing Source in connection with this Agreement, any Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, nor shall any of the Financing Sources have any obligations or liabilities to the Seller Related Parties, all of which are hereby waived; provided that, notwithstanding the foregoing, nothing in this Section 8.15 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Financing Source’s obligations to Parent under the Debt Commitment Letter or, solely upon and if entered into, the respective rights and obligations of the Persons party to any definitive documentation in respect of the Debt Financing.

(b) Notwithstanding anything herein to the contrary, and without limiting Section 8.15(a) above, each of the Seller Related Parties agrees (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, brought by it in respect of a Financing Source in connection with this Agreement, any Debt Financing, the transactions contemplated hereby or the performance of the Financing Sources with respect to the foregoing shall be brought exclusively in the state or federal courts sitting in the county of New York, State of New York and each of the Seller Related Parties hereby submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) not to bring or support any such action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.07 shall be effective service of process against it for any such action brought in any such court, (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) any such action shall be governed by the laws of the State of New York and (vi) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 8.06, as in effect on the date hereof.

(c) Notwithstanding anything to the contrary contained herein, Section 5.17, Section 8.11 and this Section 8.15 (and any provision of this Agreement to the extent such modification, waiver or termination of such provision would modify the substance of such Sections) may not be modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources then party to the Debt Commitment Letter.

(d) The Financing Sources shall be express third party beneficiaries of Section 5.17, Section 8.11 and this Section 8.15, and shall be entitled to rely on and enforce this such Sections.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

US ECOLOGY, INC.

By	/s/ Jeffrey R. Feeler
Name:	Jeffrey R. Feeler
Title:	President

US ECOLOGY PARENT, INC.

By	/s/ Jeffrey R. Feeler
Name:	Jeffrey R. Feeler
Title:	President

ROOSTER MERGER SUB, INC.

By	/s/ Jeffrey R. Feeler
Name:	Jeffrey R. Feeler
Title:	President

ECOL MERGER SUB, INC.

By	/s/ Jeffrey R. Feeler
Name:	Jeffrey R. Feeler
Title:	President

[Signature Page to Merger Agreement]

NRC GROUP HOLDINGS CORP.

By	/s/ Christian T. Swinbank
Name:	Christian T. Swinbank
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

FORM OF PARENT SURVIVING CORPORATION CHARTER

AMENDED and RESTATED

CERTIFICATE OF INCORPORATION

OF

ECOL MERGER SUB, inc.

JEFFREY R. FEELER and Wayne R. Ipsen, certify that:

1. They are the President and Secretary of ECOL Merger Sub, Inc., a corporation duly incorporated under the laws of the State of Delaware pursuant to the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on June 19, 2019.

2. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, the Certificate of Incorporation of this corporation, as amended or supplemented, is amended and restated to read as follows:

ARTICLE I

Name. The name of the Corporation is [●], Inc.

ARTICLE II

Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

ARTICLE IV

Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) shares, all of which are of one class and are designated as Common Stock and each of which has a par value of $0.01.

ARTICLE V

Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

A-1

ARTICLE VI

Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII

Right to Amend. The Corporation reserves the right to amend any provision contained in this Amended and Restated Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

ARTICLE VIII

Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VIII shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

Business Combinations with Interested Stockholders.  The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware with the sole stockholder of this corporation acting by written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

Dated: [___], 201[__]

Jeffrey R. Feeler, President

ATTEST:

Wayne R. Ipsen, Secretary

A-2

EXHIBIT B

FORM OF HOLDCO CHARTER AMENDMENT

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

US ECOLOGY PARENT, INC.

a Delaware Corporation

JEFFREY R. FEELER and WAYNE R. IPSEN certify that:

1. They are the President and Secretary, respectively, of US Ecology Parent, Inc. a corporation duly incorporated under the laws of the State of Delaware pursuant to the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on June 19, 2019.

2. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, the Certificate of Incorporation of this corporation, as amended or supplemented, is amended and restated to read as follows:

First: The name of the Corporation is “US Ecology, Inc.”

Second: The address of the registered office of the Corporation in the State of Delaware is [Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808]. The name of its registered agent at such address is [Corporation Service Company].

Third: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of Delaware (“GCL”).

Fourth: The total number of shares of stock which the Corporation shall have authority to issue is 50,000,000 shares of common stock, par value $.01 per share (the “Common Stock”) and 1,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock” or “Preferred Shares”).

The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the powers, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Fifth: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Certification of Incorporation or the By-Laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.

3. At all elections of directors of the Corporation, each holder of stock or of any class or classes or of a series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision on cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

4. The Board of Directors may adopt, amend or repeal the By-Laws of this corporation.

Sixth: The officers of the Corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

Seventh:

1. Each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director and/or officer of the Corporation, or is or was serving (during his tenure as director and/or officer) at the request of the Corporation, any other corporation, partnership, joint venture, trust or other enterprise in any capacity, whether the basis of such Proceeding is an alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL as now or hereafter in effect (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than are permitted to the Corporation prior to such amendment) against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding. Such director or officer shall have the right to be paid by the Corporation for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he is not entitled to be indemnified under this Article SEVENTH, Section 1 or otherwise. No amendment to or repeal of this Article SEVENTH, Section 1 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

2. If a claim for indemnity under Article SEVENTH, Section 1 is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, together with interest thereon, and if successful in whole or in part, such director or officer shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that such director or officer has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify him for the amount claimed, but the burden of proving such a defense shall be on the Corporation. Neither the failure of the Corporation (or of its full Board of Directors, its directors who are not parties to the Proceeding with respect to which indemnification is claimed, its stockholders, or independent legal counsel) to have made a determination prior to the commencement of an action pursuant to this Article SEVENTH, Section 2 that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the GCL, nor an actual determination by any such person or persons that such director or officer has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that such director or officer has not met the applicable standard of conduct.

3. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or is stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article SEVENTH, Section 3 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the GCL is amended hereafter to further eliminate or limit the personal liability of directors, the liability of a director of this corporation shall be limited or eliminated to the fullest extent permitted by the GCL, as amended.

4. In furtherance and not in limitation of the powers conferred by statute:

(a) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

(b) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

5. Rights Not Exclusive. The rights conferred by this Article SEVENTH shall not be exclusive of any other right which the director or officer may have or hereafter acquire under the GCL or any other statute, or any provision contained in the Corporation’s Certificate of Incorporation or Bylaws, or any agreement, or pursuant to a vote of stockholders or disinterested directors, or otherwise.

Eighth:

1. For purposes of this Article EIGHTH, the following terms shall have the meanings specified below.

(a) A Person shall be deemed to be the “beneficial owner” of, or to “beneficially own”, or to have “beneficial ownership” of, shares of the capital stock of the Corporation to the extent such Person (i) would be deemed to be the “beneficial owner” thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such rule may be amended or supplemented from time to time, and any successor to such rule, and such terms shall apply to and include the holder of record of shares in the Corporation, or (ii) otherwise has the ability to exercise or to control, directly or indirectly, any interest or rights thereof, including any voting power of the shares of the capital stock of the Corporation, under any contract, understanding or other means; provided, however, that a Person shall not be deemed to be the “beneficial owner” of, or to “beneficially own” or to have “beneficial ownership” of, shares of the capital stock of the Corporation if the Corporation determines in accordance with this Article EIGHTH that such Person is not the beneficial owner of such shares for purposes of the U.S. Maritime Laws. Notwithstanding the foregoing, no Person will be deemed to beneficially own shares of capital stock issuable on exercise or conversion of the Redemption Warrants except to the extent such shares are issued on exercise or conversion.

(b) “Board of Directors”, as used in this Article EIGHTH unless otherwise expressly provided includes any duly authorized committee thereof, and any officer of the Corporation who shall have been duly authorized by the Board of Directors or any such committee thereof.

(c) “Citizenship Statement” means any citizenship certifications required under Article EIGHTH, Section 4(b), the written statements and affidavits required under Article EIGHTH, Section 8 given by the beneficial owners or their transferees or proposed or purported transferees, in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others.

(d) “Corporation”, as used in this Article EIGHTH, includes the subsidiaries of the Corporation that own vessels that are subject to the U.S. Maritime Laws to the extent the U.S. Maritime Laws require the Corporation to qualify as a U.S. Citizen in order for such subsidiaries to so qualify.

(e) “Excess Share Date” shall have the meaning ascribed to such term in Article EIGHTH, Section 5.

(f) “Excess Shares” shall have the meaning ascribed to such term in Article EIGHTH, Section 5.

(g) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or supplemented from time to time.

(h) “Fair Market Value” of one share of a particular class or series of the capital stock of the Corporation shall mean the arithmetic average of the daily VWAP of one share of such capital stock for the 20 consecutive Trading Days immediately preceding the date of measurement, or, if such capital stock is not listed or admitted for unlisted trading privileges on a National Securities Exchange, the average of the reported closing bid and asked prices of such class or series of capital stock on such dates in the over-the-counter market or a comparable system as shown by a system of automated dissemination of quotations of securities prices then in common use comparable to the National Association of Securities Dealers, Inc. Automated Quotations System (and, for the avoidance of doubt, not including the gray market); provided, however, that if at such date of measurement there is otherwise no established trading market for such capital stock, or the number of consecutive Trading Days since the effective date of this Amended and Restated Certificate is less than 20, the “Fair Market Value” of a share of such capital stock shall be determined in good faith by the Board of Directors.

(i) “National Securities Exchange” shall mean an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act, as such section may be amended or supplemented from time to time, and any successor to such statute.

(j) “Non-U.S. Citizen” shall mean any Person other than a U.S. Citizen.

(k) “Permitted Percentage” shall mean, with respect to any class or series of capital stock of the Corporation, with respect to all Non-U.S. Citizens in the aggregate, 24% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding.

(l) “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof, or other entity.

(m) “Redemption Date” shall have the meaning ascribed to such term in Article EIGHTH, Section 6(c)(iv).

(n) “Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such notes shall be governed by the terms of an indenture to be entered into by and between the Corporation and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

(o) “Redemption Notice” shall have the meaning ascribed to such term in Article EIGHTH, Section 6(c)(iii).

(p) “Redemption Price” shall have the meaning ascribed to such term in Article EIGHTH, Section 6(c)(i).

(q) “Redemption Warrants” shall mean the warrants issued pursuant to a warrant agreement to be entered into between the Corporation and [WARRANT AGENT] (or any successor thereto), as warrant agent, with respect to the warrants entitling the holders thereof to purchase shares of Common Stock with an exercise price per warrant equal to $0.01 per share of Common Stock. A holder of Redemption Warrants (or its proposed or purported transferee) who cannot establish to the satisfaction of the Corporation that it is a U.S. Citizen shall not be permitted to exercise its Redemption Warrants if the shares issuable upon exercise would constitute Excess Shares if they were issued. Redemption Warrants shall not entitle the holder to have any rights or privileges of stockholders of the Corporation solely by virtue of such Redemption Warrants, including, without limitation, any rights to vote, to receive dividends or distributions, to exercise any preemptive rights, or to receive notices, in each case, as stockholders of the Corporation, until they exercise their Redemption Warrants and receive shares of Common Stock.

(r) “Trading Day” shall mean a day on which the principal National Securities Exchange on which shares of any class or series of the capital stock of the Corporation are listed is open for the transaction of business or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(s) “transfer” shall mean any transfer of beneficial ownership of shares of the capital stock of the Corporation, including (i) original issuance of shares, (ii) issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, including Redemption Warrants, and (iii) transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or other transfer by operation of law.

(t) “transferee” shall mean any Person receiving beneficial ownership of shares of the capital stock of the Corporation, including any recipient of shares resulting from (i) the original issuance of shares, (ii) the issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, including Redemption Warrants, or (iii) transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or other transfer by operation of law; all references to “transferees” shall also include, and the provisions of this Article EIGHTH (including, without limitation, requirements to provide Citizenship Statements) shall apply to, any beneficial owner on whose behalf a transferee is acting as custodian, nominee, fiduciary, purchaser representative or in any other capacity.

(u) “U.S. Citizen” shall mean a citizen of the United States within the meaning of the U.S. Maritime Laws, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

(v) “U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor statutes thereto, as amended or supplemented from time to time.

(w) “U.S. Maritime Laws” shall mean, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501 and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and, to the extent applicable to the Corporation, the U.S. Maritime Administration and their respective practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

(x) “VWAP” means for any Trading Day and any security (including Common Stock and Preferred Stock), the price for such security determined by the daily volume weighted average price per unit of such security for such Trading Day on the New York Stock Exchange or The Nasdaq Stock Market, as the case may be, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session), or if such security is not listed or quoted on the New York Stock Exchange or The Nasdaq Stock Market, as reported by the principal National Securities Exchange on which such security is then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 p.m., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Trading Day.

2.  Restrictions on Ownership of Shares by Non-U.S. Citizens. Non-U.S. Citizens shall not be permitted to beneficially own in the aggregate, more than the Permitted Percentage of each class or series of the capital stock of the Corporation. To help ensure that at no time Non-U.S. Citizens, in the aggregate, become the beneficial owners of more than the Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of the Corporation, and to enable the Corporation to comply with any requirement that it be, and submit any proof that it is, a U.S. Citizen under any applicable law or under any contract with the United States government (or any agency thereof), the Corporation shall have the power to take the actions prescribed in Article EIGHTH, Section 3 through Article EIGHTH, Section 8. The provisions of this Article EIGHTH are intended to ensure that the Corporation continues to qualify as a U.S. Citizen under the U.S. Maritime Laws so that the Corporation does not cease to be qualified: (a) under the U.S. Maritime Laws to own and operate vessels in the U.S. Coastwise Trade; (b) to operate vessels under an agreement with the United States government (or any agency thereof) that requires the Corporation to qualify as a U.S. Citizen; or (c) to participate in or receive the benefits of any statutory program that requires the Corporation to qualify as a U.S. Citizen. The Board of Directors is specifically authorized to make all determinations and to adopt and effect all policies and measures necessary or desirable, in accordance with applicable law and this Amended and Restated Certificate, to fulfill the purposes or implement the provisions of this Article EIGHTH; provided, however, that determinations with respect to redemptions of any Excess Shares shall be made only by the Board of Directors.

3. Dual Share System.

(a) To implement the requirements set forth in Article EIGHTH, Section 2, the Corporation may, but is not required to, institute a dual share system such that: (i) each certificate and/or book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a U.S. Citizen shall be marked “U.S. Citizen” and each certificate and/or book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a Non-U.S. Citizen shall be marked “Non-U.S. Citizen”, but with all such certificates and/or book entries (in the case of uncertificated shares) to be identical in all other respects and to comply with all provisions of the laws of the State of Delaware; (ii) an application to transfer shares shall be set forth on the back of each certificate or made available by the Corporation (in the case of book entry shares) in which a proposed transferee of title to shares shall apply to the Corporation to transfer the number of shares indicated therein and shall certify as to the citizenship of such proposed transferee; (iii) a certification shall be submitted by such proposed transferee (which may include as part thereof a form of affidavit), upon which the Corporation and its transfer agent (if any) shall be entitled (but not obligated) to rely conclusively, stating whether such proposed transferee is a U.S. Citizen; and (iv) the stock transfer records of the Corporation may be maintained in such manner as to enable the percentages of the shares of each class or series of the Corporation’s capital stock that are beneficially owned by U.S. Citizens and by Non-U.S. Citizens to be confirmed. The Board of Directors is authorized to take such other ministerial actions or make such interpretations of this Amended and Restated Certificate as it may deem necessary or advisable in order to implement a dual share system consistent with the requirements set forth in Article EIGHTH, Section 2 and to ensure compliance with such system and such requirements.

(b) A conspicuous statement shall be set forth on the face or back of each certificate and/or on each book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation to the effect that: (i) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in this Amended and Restated Certificate; and (ii) the Corporation will furnish, without charge, to each stockholder of the Corporation who so requests a copy of this Amended and Restated Certificate.

4. Restrictions on Transfers.

(a) No shares of any class or series of the capital stock of the Corporation may be transferred to a Non-U.S. Citizen or to a holder of record that will hold such shares for or on behalf of a Non-U.S. Citizen if, upon completion of such transfer, the number of shares of such class or series beneficially owned by Non-U.S. Citizens in the aggregate would exceed the Permitted Percentage for such class or series. Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Corporation, the effect of which would be to cause Non-U.S. Citizens in the aggregate to beneficially own shares of any class or series of capital stock of the Corporation in excess of the Permitted Percentage for such class or series, shall, to the fullest extent permitted by law, be void ab initio and ineffective, and, to the extent that the Corporation or its transfer agent (if any) knows that such transfer or purported transfer would, if completed, be in violation of the restrictions on transfers to Non-U.S. Citizens set forth in this Article EIGHTH, neither the Corporation nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the Corporation with respect to such shares for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Corporation under this Article EIGHTH. In no event shall any such registration or recognition make such transfer or purported transfer effective unless the Board of Directors shall have expressly and specifically authorized the same.

(b) In connection with any proposed or purported transfer of shares of any class or series of the capital stock of the Corporation, any transferee or proposed or purported transferee of shares may be required by the Corporation or its transfer agent (if any) to deliver (i) a certification by such transferee or proposed or purported transferee (which may include as part thereof an affidavit) upon which the Corporation and its transfer agent (if any) shall be entitled (but not obligated) to rely conclusively, stating whether such transferee or proposed or purported transferee is a U.S. Citizen, and (ii) such other documentation and information concerning the citizenship of such transferee or proposed or purported transferee (as applicable) under Article EIGHTH, Section 8 as the Corporation may request in its sole discretion. Registration and recognition of any transfer of shares may be denied by the Corporation upon refusal or failure to furnish any of the foregoing Citizenship Statements. Each proposed or purported transferor of such shares shall reasonably cooperate with any requests from the Corporation to facilitate the transmission of requests for such Citizenship Statements to the proposed or purported transferee and such proposed or purported transferee’s responses thereto.

(c) Notwithstanding any of the provisions of this Article EIGHTH, the Corporation shall be entitled (but not obligated) to rely, without limitation, on the stock transfer and other stockholder records of the Corporation (and its transfer agent, if any) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

5. Excess Shares. If on any date, including, without limitation, any record date (each, an “Excess Share Date”), the number of shares of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens in the aggregate exceeds the Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Corporation (such shares in excess of the Permitted Percentage, the “Excess Shares”), then the shares of such class or series of capital stock of the Corporation that constitute Excess Shares for purposes of this Article EIGHTH shall be (x) those shares that have been acquired by or become beneficially owned by Non-U.S. Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such Permitted Percentage to be exceeded, or (y) those shares beneficially owned by Non-U.S. Citizens that exceed the Permitted Percentage as the result of any repurchase or redemption by the Corporation of shares of its capital stock, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and going in reverse chronological order of acquisition; provided, however, that: (a) the Corporation shall have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares in accordance with the provisions of this Article EIGHTH; (b) the Corporation may in its reasonable discretion rely on any reasonable documentation provided by Non-U.S. Citizens with respect to the date and time of their acquisition of beneficial ownership of Excess Shares; (c) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of acquisition is not definitively established, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Corporation may, in its reasonable discretion, deem appropriate; (d) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen shall be deemed to have been acquired, for purposes of this Article EIGHTH, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (e) the Corporation may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Corporation pursuant to this Article EIGHTH, Section 5 as to which any shares of any class or series of the Corporation’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

6. Redemption.

(a) In the event that (i) the provisions of Article EIGHTH, Section 4(a) would not be effective for any reason to prevent the transfer of beneficial ownership of any Excess Share of any class or series of the capital stock of the Corporation to a Non-U.S. Citizen (including by reason of the applicability of Article EIGHTH, Section 10), (ii) a change in the status of a Person from a U.S. Citizen to a Non-U.S. Citizen causes a share of any class or series of capital stock of the Corporation of which such Person is the beneficial owner to constitute an Excess Share, (iii) any repurchase or redemption by the Corporation of shares of its capital stock causes any share of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens in the aggregate to exceed the Permitted Percentage and thereby constitute an Excess Share, or (iv) a beneficial owner of a share of any class or series of capital stock of the Corporation has been determined to be or to be treated as a Non-U.S. Citizen pursuant to Article EIGHTH, Section 7 or Article EIGHTH, Section 8, respectively, and the beneficial ownership of such share by such Non-U.S. Citizen results in such share constituting an Excess Share, then, the Corporation, by action of the Board of Directors (or any duly authorized committee thereof), in its sole discretion, pursuant to applicable provisions of the GCL is authorized to redeem such Excess Share in accordance with this Article EIGHTH, Section 6, unless the Corporation does not have sufficient lawfully available funds to permit such redemption or such redemption is not otherwise permitted under the GCL or other provisions of applicable law; provided, however, that the Corporation shall not have any obligation under this Article EIGHTH, Section 6 to redeem any one or more Excess Shares.

(b) Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Article EIGHTH, Section 6 are so redeemed by the Corporation at its option and beginning on the first Excess Share Date for the classes or series of the Corporation’s capital stock of which such Excess Shares are a part, to the fullest extent permitted by applicable law:

(i) the holders of such Excess Shares subject to redemption shall (so long as such shares constitute Excess Shares) not be entitled to any voting rights with respect to such Excess Shares; and

(ii) the Corporation shall (so long as such shares constitute Excess Shares) pay into a segregated account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.

Full voting rights shall be restored to any shares of a class or series of capital stock of the Corporation that were previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been previously paid into a segregated account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Article EIGHTH, Section 6(c)(iii)); provided, however, that such shares have not been already redeemed by the Corporation at its option pursuant to this Article EIGHTH, Section 6.

(c) The terms and conditions of redemptions by the Corporation of Excess Shares of any class or series of the Corporation’s capital stock under this Article EIGHTH, Section 6 shall be as follows:

(i) the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid by the issuance of one Redemption Warrant (or such higher number of Redemption Warrants or a fraction of a Redemption Warrant, as the case may be, then exercisable for one share of Common Stock) for each Excess Share; provided, however, that if the Corporation determines that a Redemption Warrant would be treated as capital stock under the U.S. Maritime Laws or that the Corporation may not issue Redemption Warrants for any reason, then the Redemption Price shall be paid, as determined by the Board of Directors (or any duly authorized committee thereof) in its sole discretion, (A) in cash (by wire transfer or bank or cashier’s check), (B) by the issuance of Redemption Notes, (C) by any combination of cash and Redemption Notes (it being understood that all Excess Shares being redeemed in the same transaction or any series of related transactions shall be redeemed for the same amount and form of consideration), or (D) by any other means authorized or permitted under the GCL;

(ii) with respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be an amount equal to, in the case of cash, or a principal amount equal to, in the case of Redemption Notes, the sum of (A) the Fair Market Value of such Excess Share as of the date of redemption of such Excess Share plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of record of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into a segregated account by the Corporation pursuant to Article EIGHTH, Section 6(b) (which shall be in full satisfaction of any right of the holder to any amount(s) in such segregated account to the extent relating to such Excess Share);

(iii) written notice of the redemption of the Excess Shares containing the information set forth in Article EIGHTH, Section 6(c)(v), together with a letter of transmittal to accompany certificates, if any, representing the Excess Shares that have been called for redemption, shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Corporation (the “Redemption Notice”), unless such notice is waived in writing by any such holder(s);

(iv) the date on which the Excess Shares shall be redeemed (the “Redemption Date”) shall be the later of (A) the date specified in the Redemption Notice sent to the record holder of the Excess Shares (which shall not be earlier than the date of such notice), and (B) the date on which the Corporation has irrevocably deposited in trust with a paying agent or set aside for the benefit of such record holder consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares in Redemption Warrants, cash and/or Redemption Notes;

(v) each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Article EIGHTH, Section 6(c)(iv)); (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall permanently cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

(vi) on and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, voting and dividend and distribution rights) shall forthwith permanently cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for any purpose, including, without limitation, for purposes of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon or receiving any dividends or distributions (and may be either cancelled or held by the Corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and

(vii) upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record. On the Redemption Date, to the extent that dividends or other distributions (upon liquidation or otherwise) with respect to the Excess Shares selected for redemption were paid into a segregated account in accordance with Article EIGHTH, Section 6(b)(ii), then to the fullest extent permitted by applicable law, such amounts shall be released to the Corporation upon the completion of such redemption.

(d) Nothing in this Article EIGHTH, Section 6 shall prevent the recipient of a Redemption Notice from transferring its shares before the Redemption Date if such transfer is otherwise permitted under this Amended and Restated Certificate and applicable law and prior to the Redemption Date the recipient provides notice of such proposed or purported transfer to the Corporation along with the documentation and information required under Article EIGHTH, Section 4(b) and Article EIGHTH, Section 8 establishing that the proposed or purported transferee is a U.S. Citizen to the satisfaction of the Corporation in its reasonable discretion. If such conditions are met, the Board of Directors (or any duly authorized committee thereof) shall withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof shall proceed on the Redemption Date in accordance with this Section and the Redemption Notice.

7. Citizenship Determinations. The Corporation shall have the power to determine, in the exercise of its reasonable judgment and with the advice of counsel, the citizenship of the beneficial owners and the transferees or proposed or purported transferees of any class or series of the Corporation’s capital stock for the purposes of this Article EIGHTH. In making such determinations, the Corporation may rely (a) on the stock transfer records of the Corporation and Citizenship Statements and (b) on any reasonable or accepted ownership presumption or fair inference rule, to establish the citizenship of such beneficial owners, transferees or proposed or purported transferees. The determination of the citizenship of such beneficial owners, transferees or proposed or purported transferees may also be established in such other manner as the Corporation may deem reasonable pursuant to Article EIGHTH, Section 8(b). The determination of the Corporation at any time as to the citizenship of such beneficial owners, transferees or proposed or purported transferees in accordance with the provisions of this Article EIGHTH shall be conclusive.

8. Requirement to Provide Citizenship Information.

(a) In furtherance of the requirements of Article EIGHTH, Section 2, and without limiting any other provision of this Article EIGHTH, the Corporation may require the beneficial owners of shares of any class or series of the Corporation’s capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Article EIGHTH, Section 8, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of the Corporation, every beneficial owner of any such shares must comply with the following provisions:

(i) promptly upon a beneficial owner’s acquisition of beneficial ownership of five percent or more of the outstanding shares of any class or series of capital stock of the Corporation, and at such other times as the Corporation may determine by written notice to such beneficial owner, such beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the U.S. Maritime Laws, including 46 C.F.R. Parts 67 and 355;

(ii) promptly upon request by the Corporation, each beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the U.S. Maritime Laws, including 46 C.F.R. Parts 67 and 355;

(iii) promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Corporation specified by the Corporation in its request;

(iv) promptly after becoming a beneficial owner, every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Corporation’s capital stock beneficially owned by such beneficial owner to provide, to the Corporation such beneficial owner’s address and other contact information as may be requested by the Corporation; and

(v) every beneficial owner must provide to the Corporation, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event less than five business days after the date such beneficial owner becomes aware that it has ceased to be a U.S. Citizen, a written statement, duly signed, stating the name and address of the beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.

(b) The Corporation may at any time require reasonable proof, in addition to the Citizenship Statements certifications required under Article EIGHTH, Section 4(b) and the written statements and affidavits required under  Article EIGHTH, Section 8(a), of the citizenship of the beneficial owner or the transferee or proposed or purported transferee of shares of any class or series of the Corporation’s capital stock.

(c) In the event that (i) the Corporation requests in writing (in which express reference is made to this Article EIGHTH, Section 8) from a beneficial owner of shares of any class or series of the Corporation’s capital stock a Citizenship Statement, and (ii) such beneficial owner fails to provide the Corporation with the requested documentation by the date set forth in such written request, then, to the fullest extent permitted by applicable law: (A)(x) the voting rights of such beneficial owner’s shares of the Corporation’s capital stock shall be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into a segregated account, until such requested documentation is submitted in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article EIGHTH; provided, however, that the Corporation shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (x) and/or (y) of this clause (ii)(A) to any of the shares of such beneficial owner in any particular instance; and (B) the Corporation, upon approval by the Board of Directors in its sole discretion, shall have the power to treat such beneficial owner as a Non-U.S. Citizen unless and until the Corporation receives the requested documentation confirming that such beneficial owner is a U.S. Citizen.

(d) In the event that (i) the Corporation requests in writing (in which express reference is made to this Article EIGHTH, Section 8) from the transferee or proposed or purported transferee of, shares of any class or series of the Corporation’s capital stock a Citizenship Statement, and (ii) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article EIGHTH, by the date set forth in such written request, the Corporation, acting through its Board of Directors, shall have the power, in its sole discretion, (i) to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Corporation and may prohibit and/or void such transfer, including by placing a stop order with the Corporation’s transfer agent (if any), until such requested documentation is so submitted and the Corporation is satisfied that the proposed or purported transfer of shares will not result in Excess Shares, and (ii) to treat shares held by such Person as Excess Shares subject to the provisions of this Article EIGHTH and the remedies provided for herein.

9. Severability. Each provision of this Article EIGHTH is intended to be severable from every other provision. If any one or more of the provisions contained in this Article EIGHTH is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article EIGHTH shall not be affected, and this Article EIGHTH shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

Ninth: The Corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware with the sole stockholder of this corporation acting by written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

Dated: [___], 201[__]

Jeffrey R. Feeler, President

ATTEST:

Wayne R. Ipsen, Secretary

B-16